QuickLinks -- Click here to rapidly navigate through this document

American International Group, Inc., and Subsidiaries

Exhibit 99.2

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

    The information contained herein updates selected sections of Management's Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of AIG's Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 on Form 10-K/A filed on March 31, 2010 (2009 Annual Report on Form 10-K). As more fully described in Item 8.01 of this Current Report on Form 8-K, sections of the 2009 Annual Report on Form 10-K are being updated to reflect:

  (1) the presentation of historical results for American General Finance Inc. (AGF), AIG Star Life Insurance Co., Ltd. (AIG Star), AIG Edison Life Insurance Company (AIG Edison) and American Life Insurance Co. (ALICO) as discontinued operations;

  (2) interest expense allocations to discontinued operations related to anticipated mandatory prepayments on the Federal Reserve Bank of New York (FRBNY) credit facility provided by the FRBNY under the Credit Agreement dated as of September 22, 2008 (as amended, the Credit Agreement) between AIG and the FRBNY from net proceeds from the expected sales of AGF, AIG Star, AIG Edison and Nan Shan; and

  (3) the realignment of AIG's financial reporting structure to reflect the change in segment presentation consistent with how management currently views and manages its businesses.

    The sections of Management's Discussion and Analysis of Financial Condition and Results of Operations as previously presented in Item 7 of Part II of the 2009 Annual Report on Form 10-K that are being updated are as follows:

  •
  2009 Financial Overview

  •
  Results of Operations

  •
  Consolidated Results

  •
  Segment Results

  •
  Investments — Other-than-temporary Impairments

    Sections of the 2009 Annual Report on Form 10-K that are unchanged or not materially affected by the reclassification of AGF's, AIG Star's, AIG Edison's and ALICO's historical results to discontinued operations, interest expense allocations to discontinued operations or the realignment of AIG's segment financial reporting structure are not included herein.

2009 Financial Overview

    Global financial markets continued their recovery in the second half of 2009, as investors returned to equity and bond markets. This optimism, not yet accompanied by a robust economic recovery, produced a strong rally in bond, equity and commodity markets. Cash accumulated by investors in 2008 and early 2009 continued to flow out of short-term money market accounts and into higher yielding assets, creating investment demand in excess of available new supply in many sectors. While securitized mortgage products participated to a degree in the rally, particularly in desirable tranches of well-collateralized transactions, the commercial mortgage and equity real estate sectors continue to lag.

    The improved market environment noted above contributed to the substantial reduction in the loss from continuing operations before income taxes, which declined to $13.8 billion in 2009 compared to $102.7 billion in 2008. The following significant drivers also contributed to this improvement:

  •
  the 2008 period included non-credit impairments (i.e., severity losses) throughout the year that are no longer required for fixed maturity securities due to the adoption of the new other-than-temporary impairments accounting standard commencing in the second quarter of 2009. Additionally, other-than-temporary impairments declined from the 2008 period due to improved market conditions. See Note 6 to the Consolidated Financial Statements; and Investments — Other-Than-Temporary Impairments;

American International Group, Inc., and Subsidiaries

  •
  unrealized market valuation gains of $1.4 billion in 2009 related to Capital Markets' super senior credit default swap portfolio compared to unrealized market valuation losses of $28.6 billion in 2008 due to the substantial decline in outstanding net notional amount resulting from the termination of contracts in the fourth quarter of 2008 associated with the Maiden Lane III transaction (ML III) as well as the narrowing of corporate credit spreads. See Note 6 to the Consolidated Financial Statements; and

  •
  a $3.1 billion decline in goodwill impairment charges.

    Additionally, the net loss in 2009 decreased due to $23.6 billion of deferred tax expense recorded in 2008 associated with the potential sales of foreign businesses and valuation allowances.

Fourth Quarter 2009 Net Loss

    AIG incurred a net loss attributable to AIG of $8.9 billion during the fourth quarter of 2009. This loss resulted primarily from the following:

  •
  total FRBNY interest and amortization expense of $6.2 billion ($4.0 billion after tax), including accelerated amortization of $5.2 billion ($3.4 billion after tax) in connection with the $25 billion reduction in outstanding balance and maximum lending commitment under the FRBNY Credit Facility as a result of the issuance of preferred interests;

  •
  a loss recognized on the expected sale of Nan Shan of $2.8 billion ($1.5 billion after tax), reported in discontinued operations;

  •
  increases in Commercial Insurance loss reserves on certain long-tail casualty classes of business totaling $2.3 billion ($1.5 billion net of tax); and

  •
  a valuation allowance change of $2.7 billion for tax benefits not presently recognizable, including those shown above.

Results of Operations

    AIG reports the results of its operations through four reportable segments: General Insurance, Domestic Life Insurance & Retirement Services, Foreign Life Insurance & Retirement Services and Financial Services. AIG evaluates performance based on pre-tax income (loss), excluding results from discontinued operations and net gains (losses) on sales of divested businesses because AIG believes that this provides more meaningful information on how its operations are performing. Through these reportable segments, AIG provides insurance, financial and investment products and services to both businesses and individuals in more than 130 countries and jurisdictions. AIG's Other operations category consists of business and items not allocated to AIG's reportable segments.

    AIG's subsidiaries serve commercial, institutional and individual customers through an extensive property-casualty and life insurance and retirement services network. AIG's Financial Services businesses include commercial aircraft and equipment leasing and capital markets operations, both in the United States and abroad. AIG also provides asset management services to institutions and individuals.

Discontinued Operations

2010 Divestiture Agreements

    In the third quarter of 2010, AIG entered into definitive agreements to sell 80 percent of AGF for $125 million and AIG Star and AIG Edison, AIG's Japan-based insurance subsidiaries, for total consideration of $4.8 billion, less the principal balance of certain outstanding debt owed by AIG Star and AIG Edison as of the closing date. As of September 30, 2010, the outstanding principal balance of the debt approximated $0.6 billion. AIG Star and AIG Edison were reclassified to discontinued operations. AIG will retain economic interests of 20 percent in the remaining AGF business and 16 percent of the voting rights. Based on other provisions of the sale, including lack of voting board representation, AIG will not have significant influence and therefore will carry AGF as a cost method investment. AGF has been reclassified as a discontinued operation as AIG is expected to have limited continuing involvement with

American International Group, Inc., and Subsidiaries

AGF's operations. These transactions are expected to close by the end of the first quarter of 2011, subject to regulatory approvals and customary closing conditions.

    In the first quarter of 2010, AIG and ALICO Holdings LLC (ALICO SPV), a special purpose vehicle formed by AIG, entered into a definitive agreement with MetLife, Inc. (MetLife) for the sale of ALICO by ALICO SPV to MetLife, and the sale of Delaware American Life Insurance Company by AIG to MetLife, for consideration then-valued at approximately $15.5 billion, consisting of $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments. The ALICO sale closed on November 1, 2010.

    On the closing date, as consideration for the ALICO Sale, ALICO SPV received net cash consideration of $7.2 billion (which included an upward price adjustment of approximately $400 million pursuant to the terms of the ALICO stock purchase agreement), 78,239,712 shares of MetLife common stock, 6,857,000 shares of newly issued participating preferred stock convertible into 68,570,000 shares of MetLife common stock upon the approval of MetLife shareholders, and 40,000,000 equity units of MetLife with an aggregate stated value of $3.0 billion. AIG intends to monetize these MetLife securities over time, subject to market conditions, following the lapse of agreed-upon minimum holding periods which is expected to be utilized to repay the FRBNY or the United States Department of the Treasury (Department of the Treasury) as part of the Recapitalization Plan discussed in Note 24 to the Consolidated Financial Statements included in this Form 8-K.

    AIG Star, AIG Edison and ALICO were part of the Foreign Life Insurance & Retirement Services segment. AIG Star and AIG Edison are based in Japan, while ALICO is principally based in Japan, as well as in other international locations outside of Asia. AGF was part of the Financial Services segment and based principally in the United States. In accordance with the accounting standard addressing the accounting for the impairment or disposal of long-lived assets, the consolidated results that follow have been updated to present the results of AIG Star, AIG Edison, ALICO and AGF as discontinued operations.

2009 Divestiture Agreement

    In the fourth quarter of 2009, AIG entered into an agreement to sell its 97.57 percent share of Nan Shan for approximately $2.15 billion. On August 31, 2010, the Taiwan Financial Supervisory Commission blocked the sale of Nan Shan to the purchasers. Although the sale was blocked by regulatory authorities in Taiwan due to concerns about the potential buyers, AIG is pursuing other opportunities to divest Nan Shan and believes it will complete the sale of Nan Shan within twelve months. Therefore, AIG continues to classify Nan Shan as held for sale and a discontinued operation. This is based on management's expressed intent to exit the life insurance market in Taiwan.

Interest Allocations

    In accordance with the terms of the FRBNY Credit Facility, net proceeds from dispositions, after taking into account taxes and transaction expenses, to the extent such proceeds do not represent capital of AIG's insurance subsidiaries required for regulatory or ratings purposes, are contractually required to be applied toward the repayment of the FRBNY Credit Facility as mandatory prepayments unless otherwise agreed with the FRBNY. Mandatory prepayments will reduce the amount available to be borrowed under the FRBNY Credit Facility by the same amount as the prepayment. In conjunction with anticipated prepayments, allocations of interest expense, including periodic amortization of the prepaid commitment fee asset, are included in Income (loss) from discontinued operations, net of income tax expense (benefit), in the table below.

    The interest expense allocated to discontinued operations is based on the anticipated net proceeds from the sales of AGF, AIG Star, AIG Edison and Nan Shan multiplied by the daily interest rate on the FRBNY Credit Facility for each respective period. The periodic amortization of the prepaid commitment fee allocated to discontinued operations was determined based on the ratio of funds committed to repay the FRBNY Credit Facility to the total available amount under the FRBNY Credit Facility.

    Proceeds from the sale of ALICO will be used to reduce the liquidation preference of a portion of the preferred interests owned by the FRBNY in the special purpose vehicle holding ALICO. Hence, no interest allocation to discontinued operations was required.

American International Group, Inc., and Subsidiaries

    See Note 4 to the Consolidated Financial Statements included in this Form 8-K for further discussion on the use of proceeds from the sale of ALICO.

Consolidated Results

The following table presents AIG's consolidated results of operations:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Revenues:
Premiums and other considerations	$51,239	$63,137	$61,581	(19)%	3%
Net investment income	18,987	10,453	23,933	82	(56)
Net realized capital losses	(5,210)	(46,794)	(3,248)	-	-
Unrealized market valuation gains (losses) on Capital Markets super senior credit default swap portfolio	1,418	(28,602)	(11,472)	-	-
Other income (loss)	9,214	(4,769)	11,013	-	-

Total revenues	75,648	(6,575)	81,807	-	-

Benefits, claims and expenses:
Policyholder benefits and claims incurred	50,015	51,036	50,928	(2)	-
Policy acquisition and other insurance expenses	15,864	20,833	15,644	(24)	33
Interest expense	13,701	15,379	3,483	(11)	342
Restructuring expenses and related asset impairment and other expenses	1,149	771	-	49	-
Net loss on sale of divested businesses	1,271	-	-	-	-
Other expenses	7,418	8,101	7,018	(8)	15

Total benefits, claims and expenses	89,418	96,120	77,073	(7)	25

Income (loss) from continuing operations before income tax expense (benefit)	(13,770)	(102,695)	4,734	-	-
Income tax expense (benefit)	(1,489)	(9,683)	125	-	-

Income (loss) from continuing operations	(12,281)	(93,012)	4,609	-	-
Income (loss) from discontinued operations, net of income tax expense (benefit)	(32)	(7,375)	2,879

Net income (loss)	(12,313)	(100,387)	7,488	-	-
Less:
Income (loss) from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	140	-	-	-	-
Other	(1,576)	(984)	1,209	-	-

Total Income (loss) from continuing operations attributable to noncontrolling interests	(1,436)	(984)	1,209	-	-
Income (loss) from discontinued operations attributable to noncontrolling interests	72	(114)	79	-	-

Total net income (loss) attributable to non-controlling interests	(1,364)	(1,098)	1,288	-	-

Net income (loss) attributable to AIG	$(10,949)	$(99,289)	$6,200	-%	-%

American International Group, Inc., and Subsidiaries

Premiums and Other Considerations

2009 and 2008 Comparison

    Premiums and other considerations decreased in 2009 compared to 2008 primarily due to:

  •
  a reduction of $5.4 billion in 2009 due to dispositions that did not meet the criteria for discontinued operations accounting. These were primarily related to the sales of HSB Group, Inc. (HSB), 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

  •
  a decline in Commercial Insurance net premiums written due to reductions in workers' compensation, construction, real estate and transportation lines of business;

  •
  a decrease in Foreign General Insurance due to the negative effect of foreign exchange;

  •
  a decrease in Domestic Life Insurance premiums, primarily due to lower payout annuities and the sale of AIG Life Canada; and

  •
  a decrease in Foreign Life Insurance & Retirement Services primarily due to generally weak economic conditions and lower fee income related to investment-linked products.

2008 and 2007 Comparison

    Premiums and other considerations increased in 2008 compared to 2007 primarily due to:

  •
  growth in Foreign Life Insurance & Retirement Services resulting from increased production and favorable foreign exchange rates;

  •
  an increase in Foreign General Insurance due to growth in commercial and consumer lines driven by new business from both established and new distribution channels, a decrease in the use of reinsurance and favorable foreign exchange rates; and

  •
  growth in Domestic Life Insurance due to an increase in sales of payout annuities sales and growth in life insurance business in force.

    These increases were partially offset by a decline in Commercial Insurance premiums primarily from lower U.S. workers' compensation premiums attributable to declining rates, lower employment levels and increased competition, as well as a decline in other casualty lines of business.

American International Group, Inc., and Subsidiaries

Net Investment Income

The following table summarizes the components of consolidated Net investment income:

	Years Ended December 31,			Percentage Increase/ (Decrease)
(in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Fixed maturities, including short-term investments	$14,539	$16,326	$17,177	(11)%	(5)%
Maiden Lane interests	391	(1,112)	-	-	-
Equity securities	372	361	378	3	(4)
Interest on mortgage and other loans	454	505	561	(10)	(10)
Partnerships	4	(2,084)	3,320	-	-
Mutual funds	315	(799)	452	-	-
Real estate	1,032	1,031	961	-	7
Other investments	392	522	573	(25)	(9)

Total investment income before policyholder income and trading gains (losses)	17,499	14,750	23,422	19	- (37)
Policyholder investment income and trading gains (losses)	2,305	(3,504)	1,381	-	-

Total investment income	19,804	11,246	24,803	76	(55)
Investment expenses	817	793	870	3	(9)

Net investment income	$18,987	$10,453	$23,933	82%	(56)%

2009 and 2008 Comparison

    Net investment income increased in 2009 compared to 2008 primarily due to:

  •
  increased policyholder investment income and trading gains and losses for Foreign Life Insurance & Retirement Services (together, policyholder trading gains (losses)), compared to 2008. Policyholder trading losses are offset by a change in Policyholder benefits and claims incurred and generally reflect the trends in equity markets, principally in Asia;

  •
  gains associated with the change in fair value of AIG's investment in ML III of $419 million in 2009 resulting from improvements in valuation, primarily resulting from the shortening of the weighted average life from 10.9 years to 9.6 years, and the narrowing of credit spreads by approximately 100 basis points. Adversely affecting the fair value is the decrease in cash flows primarily due to an increase in projected credit losses in the underlying collateral securities; and

  •
  income from mutual fund investments in 2009 compared to losses in 2008 and a decrease in partnership losses in 2009, in each case reflecting stronger market conditions in 2009 than in 2008.

    These increases were partially offset by:

  •
  lower levels of invested assets, including the effect of divested businesses, in 2009 compared to 2008; and

  •
  lower returns as a result of increased levels of short-term investments that were held for liquidity purposes.

2008 and 2007 Comparison

    Net investment income decreased in 2008 compared to 2007 due to:

  •
  losses from partnership and mutual fund investments reflecting significantly weaker market conditions in 2008 than in 2007;

  •
  policyholder trading losses for Foreign Life Insurance & Retirement Services in 2008 compared to policyholder trading gains in 2007, reflecting equity market declines;

American International Group, Inc., and Subsidiaries

  •
  losses related to AIG's economic interest in ML II and investment in ML III of approximately $1.1 billion in 2008; and

  •
  the effect of increased levels of short-term investments, for liquidity purposes.

Net Realized Capital Gains (Losses)

	Years Ended December 31,
(in millions)	2009	2008	2007

Sales of fixed maturity securities	$849	$(4,906)	$(278)
Sales of equity securities	303	158	883
Sales of real estate and loans	(18)	136	138
Other-than-temporary impairments:
Severity	(1,510)	(23,213)	(1,431)
Change in intent	(958)	(10,806)	(825)
Foreign currency declines	(112)	(1,356)	(399)
Issuer-specific credit events	(3,979)	(4,874)	(471)
Adverse projected cash flows on structured securities	(137)	(1,618)	(443)
Provision for loan losses	(614)	-	-
Foreign exchange transactions	(616)	2,028	(911)
Derivative instruments	1,724	(3,313)	26
Other	(142)	970	463

Total	$(5,210)	$(46,794)	$(3,248)

2009 and 2008 Comparison

    Net realized capital losses decreased in 2009 compared to 2008 primarily due to the following:

  •
  the 2008 period included non-credit impairments (i.e. severity losses) throughout the year that are no longer required for fixed maturity securities due to the adoption of the new other-than-temporary impairments accounting standard commencing in the second quarter of 2009. Additionally, other-than-temporary impairments declined from the 2008 period due to improved market conditions. See Note 6 to the Consolidated Financial Statements; and Investments — Other-Than-Temporary Impairments.

  •
  gains on sales of fixed maturity securities in 2009 compared to losses in 2008 reflecting improvement in the credit markets.

  •
  gains on derivative instruments not qualifying for hedge accounting treatment in 2009 compared to losses in 2008 resulting from weakening of the U.S. dollar.

    Partially offsetting the above items were losses on sales of real estate and other assets in 2009. Additionally, Net realized capital losses includes foreign exchange translation losses in 2009 compared to gains in 2008 primarily resulting from the weakening of the U.S. dollar.

2008 and 2007 Comparison

    Net realized capital losses increased in 2008 compared to 2007 primarily due to an increase in other-than-temporary impairment charges. The increase in other-than-temporary impairment charges included the following significant items:

  •
  an increase in severity losses primarily related to certain RMBS, other structured securities and securities of financial institutions due to rapid and severe market valuation declines where the impairment period was not deemed temporary;

  •
  losses related to the change in AIG's intent and ability to hold to recovery certain securities, primarily those held as collateral in the securities lending program;

American International Group, Inc., and Subsidiaries

  •
  issuer-specific credit events, including charges associated with investments in financial institutions; and

  •
  adverse projected cash flows on certain impaired structured securities.

    These other-than-temporary impairment charges were partially offset by the favorable effect of foreign exchange translation due to strengthening of the U.S. dollar. See Investments — Other-Than-Temporary Impairments.

    During the fourth quarter of 2008, certain AIG securities lending transactions met the requirements of sale accounting because collateral received was insufficient to fund substantially all of the cost of purchasing replacement assets for the securities lent to various counterparties. Accordingly, AIG recognized a loss of $2.4 billion on deemed sales of these securities. Also, Net realized capital losses in 2008 included a loss of $2.3 billion, incurred in the fourth quarter of 2008, on RMBS prior to their purchase by ML II. See Note 6 to the Consolidated Financial Statements.

Unrealized Market Valuation Gains (Losses) on Capital Market's Super Senior Credit Default Swap Portfolio

2009 and 2008 Comparison

    Capital Markets reported unrealized market valuation gains related to its super senior credit default swap portfolio of $1.4 billion in 2009 and unrealized market valuation losses of $28.6 billion in 2008. The change in the unrealized market valuation gains (losses) related to Capital Markets' super senior credit default swap portfolio was due to the substantial decline in outstanding net notional amount resulting from the termination of contracts in the fourth quarter of 2008 associated with the ML III transaction and the improvement in market conditions in 2009, as well as the narrowing of corporate credit spreads.

2008 and 2007 Comparison

    The unrealized market valuation losses on Capital Markets' super senior credit default swap portfolio increased in 2008 compared to 2007 due to significant widening in credit spreads and the downgrades of RMBS and CDO securities by rating agencies in 2008 driven by the credit concerns resulting from U.S. residential mortgages and the severe liquidity crisis affecting the markets. In connection with the termination of $62.1 billion net notional amount of CDS transactions related to multi-sector CDOs purchased in the ML III transaction, Capital Markets paid $32.5 billion through the surrender of collateral previously posted (net of $2.5 billion received pursuant to the shortfall agreement), of which $2.5 billion (included in Other income (loss)) was related to certain 2a-7 Put transactions written on multi-sector CDOs purchased by ML III. These losses did not affect income, as unrealized market valuation losses were already recorded in income.

    See Note 6 to the Consolidated Financial Statements.

Other Income (Loss)

2009 and 2008 Comparison

    Other income increased in 2009 compared to 2008 due to:

  •
  net credit valuation adjustment gains of $2.8 billion in 2009 compared to net credit valuation adjustment losses of $9.5 billion in 2008 on Capital Markets and Direct Investment Business assets and liabilities which are measured at fair value; and

  •
  an improvement of $5.5 billion reflecting the positive effect of hedging activities that did not qualify for hedge accounting, which was driven by the weakening of the U.S. dollar against most major currencies during 2009.

American International Group, Inc., and Subsidiaries

    These increases were partially offset by:

  •
  a $2.4 billion decline in noncore Institutional Asset Management revenues due to impairments on proprietary real estate and private equity investments and lower base management fees on lower base assets under management in 2009; and

  •
  a decline of $1.0 billion in income from consolidated managed partnerships and funds, which is partially offset by Net income (loss) attributable to noncontrolling interests.

2008 and 2007 Comparison

    Other Income (loss) decreased in 2008 compared to 2007 primarily due to higher credit valuation losses on Capital Markets and Direct Investment Business assets and liabilities which are measured at fair value.

Policyholder Benefits and Claims Incurred

2009 and 2008 Comparison

    Policyholder benefits and claims incurred decreased in 2009 compared to 2008 due to:

  •
  a reduction of $4.0 billion due to dispositions which did not meet the criteria for discontinued operations accounting. These were primarily related to the sales of HSB, 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

  •
  catastrophe-related losses of $53 million in 2009 compared to $1.6 billion in 2008 (losses in 2008 were primarily related to hurricanes Ike and Gustav); and

  •
  the effects of lower production levels for General Insurance and Domestic Life & Retirement Services.

    These decreases were partially offset by:

  •
  higher incurred policy losses and benefits expenses for Foreign Life Insurance & Retirement Services due to policyholder trading gains of $2.3 billion in 2009 compared to policyholder trading losses of $3.5 billion in 2008 as discussed above in Net Investment Income; and

  •
  adverse development from prior years in Commercial Insurance primarily for excess casualty and excess workers' compensation and increased current year losses in Foreign General Insurance from exposure to financial lines claims.

2008 and 2007 Comparison

    Policyholder benefits and claims incurred increased slightly in 2008 compared to 2007 due to higher claims and claims adjustment expenses of $5.6 billion in AIG's General Insurance operations and Noncore insurance businesses, which reflected increased catastrophe losses of $1.5 billion principally from hurricanes Ike and Gustav. Results for 2008 also included a $1.8 billion increase in Mortgage Guaranty claims incurred, reflecting the deterioration of the U.S. housing market. These increases were offset by a $4.9 billion reduction in incurred policy losses and benefits expense for Foreign Life Insurance & Retirement Services related to policyholder trading gains (losses) as discussed above in Net Investment Income.

Policy Acquisition and Other Insurance Expenses

2009 and 2008 Comparison

    Policy acquisition and other insurance expenses decreased in 2009 compared to 2008 primarily due to:

  •
  a reduction of $1.9 billion due to dispositions, primarily sales of HSB, 21st Century and AIG Life Canada in 2009 and the deconsolidation of Transatlantic in 2009;

American International Group, Inc., and Subsidiaries

  •
  a reduction of $3.3 billion due to goodwill impairment charges recorded in 2008 as discussed below; and

  •
  the effects of lower production levels for General Insurance and both Domestic and Foreign Life Insurance & Retirement Services.

2008 and 2007 Comparison

    Policy acquisition and other insurance expenses increased in 2008 compared to 2007 due to:

  •
  a $2.4 billion increase in General Insurance expenses primarily due to goodwill impairment charges of $1.2 billion from Commercial Insurance primarily related to goodwill of HSB;

  •
  a $174 million increase in Domestic Life Insurance & Retirement Services expenses primarily due to $1.2 billion of goodwill impairment charges, partially offset by changes in deferred acquisition costs;

  •
  an increase of $1.6 billion in Foreign Life Insurance & Retirement Services expenses as a result of the effect of foreign exchange, growth in the business and the effect of the implementation of the new fair value option accounting standard; and

  •
  Goodwill impairment charges of $878 million in 2008 from Noncore insurance businesses.

Interest Expense

2009 and 2008 Comparison

    Interest expense decreased in 2009 compared to 2008 primarily due to lower interest expense on the FRBNY Credit Facility. Interest expense on the FRBNY Credit Facility was $9.8 billion in 2009 compared to $11.0 billion in 2008. Interest expense in 2009 included $8.0 billion of amortization of the prepaid commitment fee asset, including accelerated amortization of $5.2 billion in connection with the $25 billion reduction in the outstanding balance and maximum lending commitment under the FRBNY Credit Facility. See Note 1 to the Consolidated Financial Statements. Interest expense in 2008 included $9.1 billion of amortization of the prepaid commitment fee asset associated with the FRBNY Credit Facility, including accelerated amortization of $6.6 billion in connection with the November 25, 2008 restructuring of the FRBNY Credit Facility. During 2009, interest expense benefited from a reduced interest rate on the FRBNY Credit Facility (weighted average rate of 4.5 percent in 2009 compared to 10.6 percent in 2008); however, because the facility was outstanding for the full year in 2009 compared to only 107 days in 2008, the favorable impact was largely offset.

2008 and 2007 Comparison

    Interest expense increased in 2008 compared to 2007 on higher levels of borrowings primarily due to the interest expense on the FRBNY Credit Facility, inclusive of the amortization of the prepaid commitment fee asset. Interest expense in 2008 also included interest on the junior subordinated debt and Equity Units from the dates of issuance in May 2008.

Restructuring Expenses and Related Asset Impairment and Other Expenses

    In the fourth quarter of 2008, following receipt of federal government assistance, AIG commenced an organization-wide restructuring plan, which AIG continued to develop and modify throughout 2009. In connection with activities under this plan, AIG recorded restructuring and separation expenses of $1.1 billion in 2009, consisting of severance expenses of $159 million, contract termination expenses of $42 million, asset write-downs of $34 million, other exit expenses of $421 million, and separation expenses of $493 million.

    Other exit expenses primarily include professional fees related to (i) disposition activities, (ii) AIG's capital restructuring program with the FRBNY and the Department of the Treasury and (iii) unwinding of Capital Markets' businesses and portfolios.

American International Group, Inc., and Subsidiaries

    Severance and separation expenses for 2009 described above include retention awards of $434 million to key employees to maintain ongoing business operations and facilitate the successful execution of the restructuring and asset disposition plan. The awards under these retention plans were granted in 2008 and are accrued ratably over the future service periods, which range from 2008 to 2011. The total amount expected to be incurred related to these 2008 retention plans, including amounts expensed in 2009 and 2008, is approximately $972 million. AIG made payments to the employees under these plans in 2008 and 2009 and expects to make further payments through 2011. The ultimate amount paid could be less primarily due to the effect of forfeitures.

The following table presents amounts charged to expense, and expected to be charged to expense, and the total amounts expected to be incurred under the 2008 retention plans, by reportable segment:

(In millions)	General Insurance	Domestic Life Insurance & Retirement Services	Foreign Life Insurance & Retirement Services	Financial Services	Other	Total

Amounts charged to expense:
Year Ended December 31, 2009	$122	$56	$26	$162	$68	$434
Year Ended December 31, 2008	83	52	7	279	101	522
Cumulative incurred since inception of restructuring plan(a)	205	108	33	441	169	956
Amounts expected to be incurred in future periods:
2010	2	-	11	-	2	15
2011	-	-	1	-	-	1

Total amounts expected to be incurred in future periods	2	-	12	-	2	16

Total amounts expected to be incurred(b)	$207	$108	$45	$441	$171	$972

(a)
Includes an adjustment of $51 million in Financial Services to increase the cumulative amount incurred since inception for retention amounts paid in 2008.

(b)
At December 31, 2009, remaining amounts payable totaled $393 million.

    Total restructuring and separation expenses could have a material effect on future consolidated results of operations and cash flows for an individual reporting period.

    See Note 3 to the Consolidated Financial Statements for additional discussion regarding restructuring and separation expenses.

Net loss on Sale of Divested Businesses

    Includes the net loss on sales of divested businesses during 2009 that did not qualify as discontinued operations.

Other Expenses

2009 and 2008 Comparison

    Other expenses for 2009 decreased compared to 2008 primarily due to lower compensation-related costs for Parent and Other operations and the Institutional Asset Management business, including the effect of deconsolidation of certain portfolio investments and the sale of Private Bank, a Swiss bank. Additionally, goodwill impairment charges of $612 million in 2009 are reflected in the Other operations category primarily related to the Institutional Asset Management business, compared to goodwill impairment charges of $450 million recorded in 2008 discussed below.

2008 and 2007 Comparison

    Other expenses increased in 2008 compared to 2007 primarily due to goodwill impairment charges of $450 million recognized in 2008, which resulted from the downturn in the housing markets, the credit crisis and the cost associated with the wind-down of certain business and portfolios in Direct Investment Business and Capital Markets.

American International Group, Inc., and Subsidiaries

Income Tax Expense (Benefit)

2009, 2008 and 2007 Effective Tax Rate Analysis

    The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2009 was lower than the statutory rate of 35 percent due primarily to increases in the valuation allowance and reserve for uncertain tax positions, partially offset by tax exempt interest and the change in investment in subsidiaries which was principally related to changes in the estimated U.S. tax liability with respect to the potential sales of subsidiaries.

    At December 31, 2009, AIG reported a net deferred tax asset after valuation allowance of $5.9 billion. Included in this net deferred tax asset is a valuation allowance of $23.7 billion and deferred tax liabilities of $18.5 billion. Management determined, from pending dispositions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets and excluding projected future operating income, that it is more likely than not that the remaining $5.9 billion net deferred tax asset is realizable.

    The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2008 was lower than the statutory rate of 35 percent due primarily to the change in investment in subsidiaries, nondeductible goodwill impairment and a valuation allowance to reduce deferred tax assets to the amount that AIG believes is more likely than not to be realized.

    The effective tax rate on the pre-tax income from continuing operations for the year ended December 31, 2007 was lower than the statutory rate of 35 percent due primarily to increases in tax exempt interest and the effect of foreign operations, partially offset by an increase in uncertain tax positions.

    See Note 21 to the Consolidated Financial Statements included in this Form 8-K for further discussion on income tax on continuing operations as well as discussion of the impact on discontinued operations.

Discontinued Operations

Total revenues and pre-tax income (loss) for entities reported as discontinued operations were as follows:

				Percentage Increase/(Decrease)					Percentage Increase/(Decrease)
	Total Revenues					Pre-tax Income (Loss)
Years Ended December 31, (in millions)				2009 vs. 2008	2008 vs. 2007				2009 vs. 2008	2008 vs. 2007
	2009	2008	2007			2009	2008	2007

ALICO	$13,881	$8,742	$14,578	59%	(40)%	$1,399	$(1,111)	$2,205	-%	-%
Nan Shan	7,185	4,208	6,432	71	(35)	983	(2,233)	809	-	-
Loss on sale of Nan Shan	-	-	-	-	-	(2,758)	-	-	-	-
AIG Star and AIG Edison	4,180	1,836	4,503	128	(59)	199	(1,597)	1,160	-	-
AGF	2,199	3,165	2,533	(31)	25	(904)	(434)	(179)	-	-
Interest expense allocations*	-	-	-	-	-	(626)	(389)	-	-	-
Consolidation adjustments	96	(272)	211	-	-	54	(302)	214	-	-

Total	$27,541	$17,679	$28,257	56%	(37)%	$(1,653)	$(6,066)	$4,209	-%	-%

*
Represents interest expense, including periodic amortization of the prepaid commitment fee asset, on anticipated mandatory prepayments on the FRBNY Credit Facility related to estimated net proceeds from the expected sales of AGF, AIG Star, AIG Edison and Nan Shan.

American Life Insurance Company

2009 and 2008 Comparison

    ALICO's total revenues increased primarily due to higher net investment income and lower net realized capital losses partially offset by lower premiums and other considerations. Net investment income increased significantly due to higher policyholder trading gains, which were offset by a change in policyholder benefits and claims incurred, and higher partnership and mutual fund returns. Policyholder trading gains increased by $4.9 billion in 2009 compared to 2008. Partnership and mutual fund income was $41 million in 2009 compared to losses of $158 million in 2008. Net realized capital losses declined principally due to significantly lower other-than-temporary impairments.

American International Group, Inc., and Subsidiaries

    ALICO reported pre-tax income in 2009 compared to a loss in 2008 primarily due to the following:

  •
  decline in net realized capital losses noted above;

  •
  losses of $2 million in 2009 related to trading gains (losses) and change in benefit reserves associated with investment-oriented products in the U.K. compared to losses of $413 million in 2008;

  •
  deferred acquisition cost (DAC) and sales inducements assets (SIA) benefits related to net realized capital gains of $232 million in 2009 compared to charges of $83 million in 2008;

  •
  higher partnership and mutual fund returns in 2009 as mentioned above; and

  •
  actuarial charges related to unlocking assumptions of $4 million in 2009 compared to $93 million in 2008.

    These increases were partially offset by a charge of $58 million in 2009 related to a security breach with respect to policyholder data in Japan.

2008 and 2007 Comparison

    Total revenues declined in 2008 compared to 2007 primarily due to significantly higher net realized capital losses and lower net investment income, partially offset by higher premiums and other considerations. Net realized capital losses increased due to significantly higher other-than-temporary impairments. Net investment income declined primarily due to policyholder trading losses of $3.3 billion in 2008 compared to gains of $1.4 billion in 2007.

    ALICO reported a pre-tax loss in 2008 compared to pre-tax income in 2007 primarily due to the following:

  •
  higher net realized capital losses noted above;

  •
  higher losses of $262 million on certain investment-oriented products in the U.K. due to fair value trading losses partially offset by a positive change in benefit reserves resulting from changes to the Premier Access Bond product following significant surrender activity as a result of the AIG liquidity issues in mid-September 2008; and

  •
  higher benefit costs, net of related DAC unlocking, of $106 million principally related to volatility in the Japanese equity market and declines in interest rates.

    Partially offsetting these declines were charges in 2007 related to the project to increase standardization of AIG's actuarial systems of $152 million, the positive effect of foreign exchange and additional claims expense in 2007 of $30 million related to an industry-wide regulatory claims review in Japan.

Nan Shan Life Insurance Company

2009 and 2008 Comparison

    Total revenues increased primarily due to net realized capital gains of $724 million in 2009 compared to net realized capital losses of $2.8 billion in 2008. The net realized capital gains more than offset lower premiums and other considerations, which declined due to lower sales and a change in product mix, and lower net investment income, which declined due to de-risking of the investment portfolio.

    Nan Shan reported pre-tax income in 2009 compared to a pre-tax loss in 2008 due to the same factors.

2008 and 2007 Comparison

    Total revenues declined in 2008 compared to 2007 due to an increase in net realized capital losses of $2.7 billion. The higher net realized capital losses were driven primarily by other-than-temporary impairments of invested assets and losses on derivative instruments hedging foreign currency risk.

    Pre-tax income declined in 2008 compared to 2007 primarily due to higher net realized capital losses and the positive effect in 2007 of $222 million related to a project to increase standardization of actuarial systems and processes.

American International Group, Inc., and Subsidiaries

AIG Star and AIG Edison

2009 and 2008 Comparison

    Total revenues increased in 2009 compared to 2008, primarily due to a decline in net realized capital losses compared to 2008, principally attributable to a significant decline in other-than temporary impairments.

    Pre-tax losses decreased in 2009 compared to 2008 from a decline in other-than temporary impairments offset by higher restructuring charges.

2008 and 2007 Comparison

    Total revenues decreased in 2008 compared to 2007, primarily due to an increase in net realized capital losses compared to 2007, principally as a result of a significant increase in other-than temporary impairments. Pre-tax losses in 2008 were higher than 2007 driven by the increase in other-than temporary impairments.

AGF

2009 and 2008 Comparison

    AGF's revenues decreased in 2009 compared to 2008 primarily due to lower finance and other revenues reflecting the 2009 sales of real estate portfolios as part of AGF's liquidity efforts.

    AGF's pre-tax loss increased in 2009 compared to 2008, primarily due to lower finance and other revenues reflecting losses in 2009 on the sales of real estate portfolios as part of AGF's liquidity management efforts and higher provision for finance receivable losses resulting from higher levels of delinquencies on AGF's finance receivable portfolio and higher net charge-offs. The increase in pre-tax loss was partially offset by AGF's lower operating expenses and interest expense. AGF's operating expenses declined in 2009 compared to 2008 primarily due to the write-down of AGF's goodwill in 2008, the decision to cease its wholesale originations in 2008 and the closing of 442 AGF branch offices in 2008 and 2009 combined.

2008 and 2007 Comparison

    AGF's revenues increased in 2008 compared to 2007 primarily due to higher finance charge revenues resulting from a $1.0 billion purchase of finance receivables in first quarter of 2008.

    AGF's pre-tax loss increased in 2008 compared to 2007 primarily due to increases in the provision for finance receivable losses of $674 million from a higher allowance for finance receivable losses in response to an increased level of delinquencies on AGF's finance receivable portfolio, higher net charge-offs, and a goodwill impairment charge of $341 million in 2008.

    See Note 2 to the Consolidated Financial Statements for further discussion on discontinued operations.

American International Group, Inc., and Subsidiaries

Segment Results

The following table summarizes the operations of each reportable segment. (See also Note 4 to Consolidated Financial Statements.)

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Total revenues:
General Insurance	$35,023	$33,793	$40,278	4%	(16)%
Domestic Life Insurance & Retirement Services	11,366	(19,634)	18,189	-	-
Foreign Life Insurance & Retirement Services	15,001	6,945	13,676	116	(49)
Financial Services	7,026	(25,161)	(4,964)	-	-
Other	9,341	(275)	14,958	-	-
Consolidation and eliminations	(2,109)	(2,243)	(330)	-	-

Total	75,648	(6,575)	81,807	-	-

Net realized capital gains (losses):
General Insurance	(530)	(4,284)	(244)	-	-
Domestic Life Insurance & Retirement Services	(3,514)	(36,412)	(2,735)	-	-
Foreign Life Insurance & Retirement Services	419	(2,498)	142	-	-
Financial Services	96	(285)	(66)	-	-
Other	(1,681)	(3,315)	(345)	-	-

Total	(5,210)	(46,794)	(3,248)	-	-

Pre-tax income (loss):
General Insurance	164	(2,488)	10,083	-	-
Domestic Life Insurance & Retirement Services	(1,179)	(34,948)	3,070	-	-
Foreign Life Insurance & Retirement Services	1,920	(662)	2,252	-	-
Financial Services	2,006	(29,786)	(9,686)	-	-
Other	(16,374)	(33,830)	(1,666)	-	-
Consolidation and eliminations	(307)	(981)	681	-	-

Total	$(13,770)	$(102,695)	$4,734	-%	-%

General Insurance Operations

    The General Insurance results included in this Form 8-K were recast as compared to the amounts originally included in the Form 10-K because the segment included certain general insurance operations of ALICO, including a Brazilian joint venture, Unibanco. Unibanco was sold in the latter part of 2008.

    AIG's General Insurance subsidiaries are multiple line companies writing substantially all lines of property and casualty insurance both domestically and abroad.

    As previously noted, AIG believes it should present and discuss its financial information in a manner most meaningful to its financial statement users. Accordingly, in its General Insurance business, AIG uses underwriting profit (loss) to assess performance of the General Insurance business rather than statutory underwriting profit (loss).

    In order to better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance, beginning in 2009, the results for Transatlantic, 21st Century, Mortgage Guaranty and the equity income (loss) from certain equity method investments, which were previously reported as part of the General Insurance operating segment, are now included in AIG's Other operations category. In addition, the historical results of HSB (which was sold on March 31, 2009), which were previously included in Commercial Insurance, are also now included in AIG's Other operations category. Prior period amounts have been revised to conform to the current presentation.

American International Group, Inc., and Subsidiaries

General Insurance Results

The following table presents General Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$30,653	$34,531	$36,154	(11)%	(4)%
Decrease (increase) in unearned premiums	1,608	979	(951)	64	-

Net premiums earned	32,261	35,510	35,203	(9)	1
Claims and claims adjustment expenses incurred	25,362	25,524	21,871	(1)	17
Change in deferred acquisition costs	241	64	(306)	277	-
Other underwriting expenses	9,256	10,693	8,630	(13)	24

Underwriting profit (loss)	(2,598)	(771)	5,008	-	-

Net investment income	3,292	2,567	5,319	28	(52)
Net realized capital losses	(530)	(4,284)	(244)	-	-

Pre-tax income (loss)	$164	$(2,488)	$10,083	-%	-%

General Insurance Underwriting Results

    In managing its general insurance businesses, AIG analyzes the operating performance of its businesses using underwriting profit. Underwriting profit is derived by reducing net premiums earned by claims and claims adjustment expenses incurred and underwriting expenses, including the change in deferred acquisition costs.

    AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. The loss ratio is the sum of claims and claims adjustment expenses divided by net premiums earned. The expense ratio is underwriting expenses divided by net premiums earned. These ratios are relative measurements that describe, for every $100 of net premiums earned, the cost of losses and expenses, respectively. A combined ratio of less than 100 indicates an underwriting profit and over 100 indicates an underwriting loss.

    Net premiums written are initially deferred and earned based upon the terms of the underlying policies. The net unearned premium reserve constitutes deferred revenues which are generally earned ratably over the policy period.

    The underwriting environment varies from country to country, as does the degree of litigation activity. Regulation, product type and competition have a direct effect on pricing and consequently on profitability as reflected in underwriting profit and general insurance ratios.

General Insurance Net Premiums Written

    General Insurance net premiums written decreased in 2009 compared to 2008 as Commercial Insurance net premiums written reflected reductions in insurable exposures primarily driven by the effect of the adverse economic conditions on workers' compensation, construction, real estate and transportation lines of business. The decline in Foreign General Insurance net premiums written was primarily due to the negative impact from changes in foreign exchange rates and general economic conditions which continued to negatively affect the generation of new business.

    General Insurance net premiums written decreased in 2008 compared to 2007, as Commercial Insurance net premiums written reflected a decline in workers' compensation and other casualty lines of business. These declines were largely offset by growth in Foreign General Insurance from both established and new distribution channels and the positive effect of changes in foreign exchange rates.

American International Group, Inc., and Subsidiaries

AIG transacts business in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of General Insurance net premiums written:

Years Ended December 31,	2009 vs. 2008	2008 vs. 2007

Decrease in original currency*	(9.7)%	(6.2)%
Foreign exchange effect	(1.5)	1.7

Decrease as reported in U.S. dollars	(11.2)%	(4.5)%

*
Computed using a constant exchange rate for each period.

General Insurance Underwriting Ratios

The following table summarizes General Insurance GAAP combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	78.6	71.9	62.1
Expense ratio	29.4	30.3	23.6

Combined ratio	108.0	102.2	85.7

    The increase in the General Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

  •
  prior year development increased incurred losses by $2.8 billion in 2009 and decreased incurred losses by $39 million in 2008. The 2009 prior year development includes a fourth quarter reserve strengthening charge of $2.3 billion in Commercial Insurance primarily related to excess casualty and excess workers' compensation, two long-tail lines of business, largely from accident years 2002 and prior;

  •
  lower levels of favorable development related to loss sensitive policies for Commercial Insurance which amounted to $118 million in 2009 compared to $339 million in 2008. This favorable development is reflected in overall development amounts above and relates to loss sensitive policies that have no material effect on underwriting profit as the amounts are substantially offset by a decline in earned premiums; and

  •
  effects of premium rate decreases and changes in loss trends.

    These increases were partially offset by the following:

  •
  a loss ratio for accident year 2009 recorded in 2009 which was 1.5 points lower than the loss ratio for accident year 2008, resulting from a decline in catastrophe losses from $1.6 billion in 2008 to $53 million in 2009, accounting for 4.3 points of the decrease in the accident year loss ratio. This decrease in accident year loss ratio was partially offset by a $412 million increase in current year loss activity from the disruption in the financial markets as well as financial frauds claims in Foreign General Insurance. In 2009, the current accident year combined ratio was 99.2; and

  •
  a decline in the expense ratio of 0.9 points in 2009 compared to 2008 due primarily to a $1.2 billion impairment charge for goodwill remaining from the acquisition of HSB.

    The General Insurance combined ratio for 2008 increased compared to 2007, primarily due to an increase in the loss ratio. The loss ratio for accident year 2008 recorded in 2008 was 7.4 points higher than the loss ratio for accident year 2007 recorded in 2007. Catastrophe-related losses were $1.6 billion and $266 million in 2008 and 2007, respectively, accounting for 4.2 points of the increase in the accident year loss ratio. The loss ratio also increased for other property and casualty lines due to premium rate decreases and changes in loss trends. Development from prior years decreased incurred losses by $39 million in 2008 and decreased incurred losses by $657 million in 2007. The expense ratio for 2008 increased 3.3 points due to $1.2 billion of goodwill impairment charges primarily related to HSB.

American International Group, Inc., and Subsidiaries

General Insurance Investing Results

    Net investment income for General Insurance increased in 2009 compared to 2008 primarily due to improvement in returns from partnership investments of $561 million. Net investment income in 2008 declined substantially from 2007 due primarily to losses incurred on partnership investments, which resulted in a year over year decline in returns from partnerships of $2.0 billion.

    Net realized capital losses for General Insurance declined in 2009 compared to 2008 due to lower other-than-temporary impairments on investments as 2008 results reflected significant other-than-temporary impairment charges related to the deterioration in the fixed income markets.

    See Consolidated Results for further discussion on Net investment income and Net realized capital gains (losses).

Commercial Insurance Results

The following table presents Commercial Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$18,373	$21,243	$24,056	(14)%	(12)%
Decrease (increase) in unearned premiums	1,405	1,169	(349)	20	-

Net premiums earned	19,778	22,412	23,707	(12)	(5)
Claims and claims adjustment expenses incurred	17,943	18,255	16,148	(2)	13
Change in deferred acquisition costs	230	68	(112)	238	-
Other underwriting expenses	4,171	5,819	4,373	(28)	33

Underwriting profit (loss)	(2,566)	(1,730)	3,298	-	-

Net investment income	2,790	1,981	3,883	41	(49)
Net realized capital losses	(679)	(3,294)	(76)	-	-

Pre-tax income (loss)	$(455)	$(3,043)	$7,105	-%	-%

Commercial Insurance Underwriting Results

Commercial Insurance Net Premiums Written

The following table presents Commercial Insurance net premiums written by line of business:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

General liability/auto liability	$3,266	$3,687	$4,241	(11)%	(13)%
Workers' compensation	2,710	3,491	4,670	(22)	(25)
Property	2,345	2,269	2,130	3	7
Management/professional liability	1,856	2,166	2,469	(14)	(12)
Commercial umbrella/excess	1,738	2,251	2,671	(23)	(16)
A&H products	1,261	1,325	1,216	(5)	9
Multinational P&C	978	950	951	3	-
Private client group	926	964	747	(4)	29
Programs	741	900	906	(18)	(1)
Healthcare	564	646	720	(13)	(10)
Environmental	525	768	863	(32)	(11)
Aviation	219	276	320	(21)	(14)
Other	1,244	1,550	2,152	(20)	(28)

Total	$18,373	$21,243	$24,056	(14)%	(12)%

American International Group, Inc., and Subsidiaries

    Commercial Insurance net premiums written decreased in 2009 compared to 2008 primarily due to:

  •
  lower U.S. workers' compensation premiums due to declining rates, lower employment levels, increased competition and a strategy to remain price disciplined;

  •
  declines in the construction, real estate and transportation lines of business, which were negatively affected more than other lines by the credit crisis that limited capital for new projects and impacted the general liability and commercial umbrella lines of business; and

  •
  adverse effect of AIG's negative publicity in 2009.

    Commercial Insurance net premiums written decreased in 2008 compared to 2007 primarily due to declines in premiums from workers' compensation as well as other casualty lines. Declines in other casualty lines resulted from declining rates and reduced activity in the construction and transportation industries. Management and professional liability lines also declined compared to 2007 due to increased competition, particularly in the fourth quarter of 2008.

Commercial Insurance Underwriting Ratios

The following table presents Commercial Insurance GAAP combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	90.7	81.4	68.1
Expense ratio	22.3	26.3	18.0

Combined ratio	113.0	107.7	86.1

    The increase in the Commercial Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

  •
  prior year development increased incurred losses by $2.7 billion in 2009 and by $23 million in 2008. The 2009 prior year development includes a fourth quarter reserve strengthening charge in Commercial Insurance of $2.3 billion primarily related to excess casualty and excess workers' compensation, two long-tail lines of business, largely from accident years 2002 and prior;

  •
  lower levels of favorable development related to loss sensitive policies which amounted to $118 million in 2009 compared to $339 million in 2008. This favorable development relates to loss sensitive policies that are substantially offset by a decline in earned premiums; and

  •
  the effects of premium rate decreases and adverse changes in loss trends.

    These increases were partially offset by the following:

  •
  loss ratio for accident year 2009 recorded in 2009 which was 4.4 points lower than the loss ratio for accident year 2008 recorded in 2008 resulting from a decline in catastrophe losses from $1.5 billion in 2008 to $53 million in 2009 accounting for 6.3 points of the decrease. In 2009, the current accident year combined ratio was 98.6; and

  •
  decline in the expense ratio of 4.0 points in 2009 compared to 2008 due primarily to $1.2 billion of goodwill impairment charges primarily related to HSB. Overall expenses, excluding the 2008 write-off of goodwill, declined $452 million, or 9.8 percent compared to 2008 due to lower variable expenses, but were partially offset by higher pension and restructuring costs. While Commercial Insurance is aggressively pursuing expense reductions, the impact of expense savings will lag the decline in net written premiums.

    The Commercial Insurance combined ratio increased in 2008 compared to 2007. The loss ratio for accident year 2008 recorded in 2008 included a 6.6 point effect related to catastrophe losses, and was 10.8 points higher than the loss ratio for accident year 2007 recorded in 2007. Prior year development increased incurred losses by $23 million in 2008 and reduced incurred losses by $371 million in 2007. Commercial Insurance expense ratio increased in 2008 compared to 2007 primarily due to the write-off of goodwill noted above. The remaining increase is due to the decline in net premiums earned and mix of business.

American International Group, Inc., and Subsidiaries

Commercial Insurance Investing Results

    Net investment income for Commercial Insurance increased in 2009 compared to 2008 primarily due to improvement in returns from partnership investments of $691 million. Net investment income in 2008 declined substantially from 2007 due primarily to losses incurred on partnership investments, which resulted in a year over year decline in returns from partnerships of $1.8 billion.

    Net realized capital losses for Commercial Insurance declined in 2009 compared to 2008 due to lower other-than-temporary impairments on investments as 2008 results reflected significant other-than-temporary impairment charges related to the deterioration in the fixed income markets.

    See Consolidated Results for further discussion on Net investment income and Net realized capital gains (losses).

Foreign General Insurance Results

The following table presents Foreign General Insurance results:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Underwriting results:
Net premiums written	$12,280	$13,288	$12,098	(8)%	10%
Decrease (increase) in unearned premiums	203	(190)	(602)	-	-

Net premiums earned	12,483	13,098	11,496	(5)	14
Claims and claims adjustment expenses incurred	7,419	7,269	5,723	2	27
Change in deferred acquisition costs	11	(4)	(194)	-	-
Other underwriting expenses	5,085	4,874	4,257	4	14

Underwriting profit (loss)	(32)	959	1,710	-	(44)

Net investment income	502	586	1,436	(14)	(59)
Net realized capital gains (losses)	149	(990)	(168)	-	-

Pre-tax income	$619	$555	$2,978	12%	(81)%

Foreign General Insurance Underwriting Results

Foreign General Insurance Net Premiums Written

The following table presents Foreign General Insurance net premiums written by line of business:

				Percentage Increase/(Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

A&H products	$3,722	$3,828	$3,440	(3)%	11%
Specialty lines	2,326	2,361	2,081	(1)	13
Personal lines	2,232	2,399	2,250	(7)	7
Casualty	1,678	1,957	1,716	(14)	14
Marine & Energy	700	654	585	7	12
Lloyds	635	623	830	2	(25)
Property	530	556	447	(5)	24
Aviation	261	304	293	(14)	4
Other	196	606	456	(68)	33

Total	$12,280	$13,288	$12,098	(8)%	10%

American International Group, Inc., and Subsidiaries

    Foreign General Insurance net premiums written decreased in 2009 compared to 2008 primarily due to:

  •
  negative effect of changes in foreign exchange rates, which contributed 3.8 percent to the decline;

  •
  general economic conditions which continued to negatively affect new business; and

  •
  adverse effect of negative publicity regarding AIG in 2009.

    Net premiums written increased in 2008 compared to 2007 due to growth in commercial and consumer lines driven by new business from established and new distribution channels, including the late 2007 acquisition of Württembergische und Badische Versicherungs — AG (WüBa) in Germany. New business in the commercial lines in the U.K. and Europe and decreases in the use of reinsurance increased net premiums earned, but were partially offset by declines in premium rates. Growth in personal accident business in Latin America, South East Asia and Europe also contributed to the increase. However, premiums from the Lloyd's Syndicate Ascot continued to decline.

AIG transacts business in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of Foreign General Insurance net premiums written:

Years Ended December 31,	2009	2008

Increase (decrease) in original currency*	(3.8)%	4.6%
Foreign exchange effect	(3.8)	5.2

Increase (decrease) as reported in U.S. dollars	(7.6)%	9.8%

*
Computed using a constant exchange rate for each period.

Foreign General Insurance Underwriting Ratios

The following table presents Foreign General Insurance combined ratios:

Years Ended December 31,	2009	2008	2007

Loss ratio	59.4	55.5	49.8
Expense ratio	40.8	37.2	35.3

Combined ratio	100.2	92.7	85.1

    The increase in the Foreign General Insurance combined ratio for 2009 compared to 2008 primarily resulted from the following:

  •
  an increase in the loss ratio of 3.3 points as a result of an increase in financial lines claims of $412 million arising from the disruption in the financial markets as well as financial frauds;

  •
  increases in current accident year loss ratio and severe losses were offset by a mild hurricane season, while 2008 was affected by natural catastrophes Hurricanes Gustav and Ike. For 2009, the current accident year combined ratio was 105.9 compared to 95.1 in 2008; and

  •
  an increase in the expense ratio in 2009 compared to 2008 due to increased separation costs, restructuring charges, certain costs associated with bad debt-related expenses, pension costs, as well as an increase in unearned premiums.

    The loss ratio in 2008 increased compared to 2007. The loss ratio for accident year 2008 recorded in 2008 was 3.7 points higher than the loss ratio recorded in 2007 for accident year 2007 primarily due to continued rate erosion and increased lower level claims frequency. Loss development on prior accident years increased the loss ratio by 0.5 points.

Foreign General Insurance Investing Results

    Foreign General Insurance Net investment income decreased in 2009 compared to 2008 primarily due to losses from an equity method investment, and lower yields on the fixed income portfolios, partially offset by improving mutual fund income due to improved market conditions. Net investment income decreased in 2008 compared to 2007 reflecting lower mutual fund and partnership income related to poor performance in the equity markets.

American International Group, Inc., and Subsidiaries

    Foreign General Insurance recorded Net realized capital gains in 2009 compared to net realized capital losses in 2008 due to the adoption of the new other-than-temporary impairment accounting standard commencing in the second quarter of 2009. Net realized capital losses in 2008 increased compared to 2007 due to higher other-than-temporary impairments on investments as 2008 results reflected significant charges related to the deterioration in the fixed income markets (see Consolidated Results — Net Realized Capital Gains (Losses) for further discussion). In 2007, realized capital gains and losses included $150 million of other-than-temporary impairments relating to an equity method investment.

Domestic Life Insurance & Retirement Services Operations

    AIG's Domestic Life Insurance & Retirement Services segment, operating as SunAmerica Financial Group, is comprised of several life insurance and retirement services businesses that market their products and services under the brands of American General, AGLA, VALIC, Western National, SunAmerica Retirement Markets, SunAmerica Mutual Funds, SunAmerica Affordable Housing Partners, FSC Securities, Royal Alliance and SagePoint Financial. The businesses offer a comprehensive suite of life insurance, retirement savings products and guaranteed income solutions through an established multi-channel distribution network that includes banks, national, regional and independent broker-dealers, career financial advisors, wholesale life brokers, insurance agents and a direct-to-consumer platform.

    AIG's Domestic Life Insurance businesses offer a broad range of protection products, including individual term and universal life insurance, and group life and health products. In addition, Domestic Life Insurance offers a variety of payout annuities, which include single premium immediate annuities, structured settlements and terminal funding annuities. Domestic Retirement Services businesses offer group retirement products and individual fixed and variable annuities. Certain previously acquired closed blocks and other fixed and variable annuity blocks that have been discontinued are reported as "runoff" annuities. Domestic Retirement Services also maintains a runoff block of Guaranteed Investment Contracts (GICs) that were written in (or issued to) the institutional market place prior to 2006.

    In managing its Domestic Life Insurance & Retirement Services businesses, AIG analyzes the operating performance of each business using pre-tax income (loss) before net realized capital gains (losses). Pre-tax income (loss) before net realized capital gains (losses) is not a substitute for pre-tax income determined in accordance with U.S. GAAP. However, AIG believes that the presentation of pre-tax income (loss) before net realized capital gains (losses) enhances the understanding of the underlying profitability of the ongoing operations of the Domestic Life Insurance & Retirement Services businesses. The reconciliations to pre-tax income are provided in the tables that follow.

    In order to align financial reporting with changes to the manner in which AIG's chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance, beginning in 2009, results for certain brokerage service, mutual fund, GIC and other asset management activities previously reported in the Asset Management segment are now included in Domestic Life Insurance & Retirement Services. The remaining Asset Management operations are now included in AIG's Other operations category. Prior period amounts have been revised to conform to the current presentation.

American International Group, Inc., and Subsidiaries

Domestic Life Insurance & Retirement Services Results

The following table presents Domestic Life Insurance & Retirement Services results:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Premiums and other considerations	$5,327	$7,644	$7,342	(30)%	4%
Net investment income	9,553	9,134	13,582	5	(33)
Policyholder benefits and claims incurred	9,097	11,535	11,572	(21)	-
Policy acquisition and other expenses	3,448	3,779	3,547	(9)	7

Pre-tax income before net realized capital losses	2,335	1,464	5,805	59	(75)
Net realized capital losses	(3,514)	(36,412)	(2,735)	-	-

Pre-tax income (loss)	$(1,179)	$(34,948)	$3,070	-%	-%

2009 and 2008 Comparison

    Domestic Life Insurance & Retirement Services reported an increase in pre-tax income before net realized capital losses in 2009 compared to 2008 primarily due to the following:

  •
  growth in net investment income as a result of growth in partnership returns ($264 million of income in 2009 compared with losses of $1.2 billion in 2008) as well as lower losses from valuation adjustments from the investment in ML II, which offset the negative effects of higher liquidity in the investment portfolios;

  •
  goodwill impairment charges that were $1.1 billion lower in 2009 compared to 2008; and

  •
  DAC and SIA unlocking and related reserve strengthening charges of $601 million in 2009 in the Domestic Retirement Services operations resulting from reductions in the long-term growth assumptions for group retirement products and individual variable annuities, and projected increases in surrenders for individual fixed annuities, compared to DAC and SIA charges and related reserve strengthening of $1.5 billion in 2008.

    These improvements were partially offset by DAC and sale inducement assets (SIA) benefits related to net realized capital losses of $108 million in 2009 compared to $2.5 billion in 2008.

    The reduction in the pre-tax loss for Domestic Life Insurance & Retirement Services in 2009 compared to 2008 reflected a decline in net realized capital losses due principally to significant decline in other-than-temporary impairments in 2009. See Results of Operations — Consolidated Results — Premiums and Other Considerations; — Net Investment Income; and — Net Realized Capital Gains (Losses).

2008 and 2007 Comparison

    Domestic Life Insurance & Retirement Services reported a significant decrease in pre-tax income (loss) before net realized capital losses in 2008 compared to 2007 primarily due to the following:

  •
  DAC and SIA unlocking and related reserve strengthening of $1.5 billion in the Domestic Retirement Services operations resulting from the weakness in the equity markets, the significantly higher surrender activity resulting from AIG's liquidity issues beginning in mid-September of 2008;

  •
  goodwill impairment charges in 2008 of $1.2 billion in the Domestic Life Insurance and Domestic Retirement Services companies; and

  •
  lower net investment income resulting from partnership losses in 2008, lower yield enhancement income and reduced overall investment yield from increased levels of short-term investments.

    These declines were partially offset by DAC and SIA benefits related to net realized capital losses of $2.5 billion in 2008 compared to $215 million in 2007.

    The pre-tax loss for Domestic Life Insurance & Retirement Services in 2008 reflected higher net realized capital losses compared to 2007 due principally to significant other-than-temporary impairments in 2008.

American International Group, Inc., and Subsidiaries

Domestic Life Insurance Results

The following table presents Domestic Life Insurance results:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Premiums and other considerations	$4,252	$6,248	$5,836	(32)%	7%
Net investment income	3,819	3,823	4,019	-	(5)
Policyholder benefits and claims incurred	5,026	6,862	6,599	(27)	4
Policy acquisition and other expenses	1,714	1,885	1,816	(9)	4

Pre-tax income before net realized capital losses	1,331	1,324	1,440	1	(8)
Net realized capital losses	(712)	(11,554)	(796)	-	-

Pre-tax income (loss)	$619	$(10,230)	$644	-%	-%

2009 and 2008 Comparison

    Domestic Life Insurance premiums and other considerations declined $2.0 billion in 2009 compared to 2008 primarily due to lower sales of payout annuity products and the sale of AIG Life Canada effective April 1, 2009, which similarly resulted in a decline in policyholder benefits and claims incurred of $1.8 billion. Policy acquisition and other insurance expenses declined due to expense reductions, partially offset by higher restructuring costs.

    Domestic Life Insurance pre-tax income before net realized capital losses increased slightly in 2009 compared to 2008 primarily due to the following:

  •
  increase in net investment income of $48 million related to lower fair value losses in the investment in ML II compared to 2008;

  •
  goodwill impairment charges in 2008 of $403 million; and

  •
  favorable mortality experience in life insurance in 2009.

    Partially offsetting the increase were:

  •
  lower net investment income due to reduced overall investment yields from increased levels of short-term investments and an increase in partnership losses;

  •
  a DAC benefit related to net realized capital losses of $35 million in 2009 compared to a benefit of $364 million in 2008;

  •
  a $33 million increase in restructuring expenses in 2009 compared to 2008; and

  •
  a reduction in unearned revenue liability resulting in a net benefit of $22 million in 2008.

    Pre-tax income for Domestic Life Insurance in 2009 compared to the pre-tax loss in 2008 reflected lower levels of net realized capital losses in 2009, due principally to an $8.6 billion decline in other-than-temporary impairment charges. Other-than-temporary impairment charges in 2008 included $5.5 billion of charges related to AIG's U.S. securities lending program which was terminated in December 2008.

2008 and 2007 Comparison

    Domestic Life Insurance premiums and other considerations increased in 2008 primarily due to higher sales of payout annuity products, which had a corresponding effect on policyholder benefits and claims incurred. Policy acquisition and other expenses increased from 2007 as goodwill impairment charges and restructuring costs were only partially offset by the DAC benefit related to realized capital losses.

    Domestic Life Insurance pre-tax income before net realized capital losses decreased slightly in 2008 compared to 2007 primarily due to the following:

  •
  lower net investment income, reflecting reduced overall investment yields from increased levels of short-term investments and lower partnership and call and tender income;

American International Group, Inc., and Subsidiaries

  •
  goodwill impairment charges of $403 million in 2008;

  •
  restructuring expenses in 2008; and

  •
  an increase of $12 million in 2008 policyholder benefit reserves related to a workers' compensation reinsurance program compared to a reduction in expense of $52 million in 2007.

    Partially offsetting these declines were:

  •
  growth in the underlying business in force and favorable mortality experience in life insurance;

  •
  a DAC benefit related to realized capital losses of $364 million in 2008 compared to a benefit of $13 million in 2007;

  •
  a reduction in unearned revenue liability resulting in a net benefit of $22 million in 2008; and

  •
  a $30 million adjustment to increase payout annuity reserves in 2007.

    The pre-tax loss for Domestic Life Insurance in 2008 reflected higher levels of net realized capital losses compared to 2007, due principally to an $8.7 billion increase in other-than-temporary impairment charges. Other-than-temporary impairment charges in 2008 included $5.5 billion of charges related to the termination of AIG's U.S. securities lending program discussed above.

Domestic Life Insurance Sales and Deposits

The following table summarizes Life Insurance sales and deposits by product*:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Life insurance
Periodic premium by product:
Universal life	$53	$167	$230	(68)%	(27)%
Variable universal life	19	63	55	(70)	15
Term life	73	210	219	(65)	(4)
Whole life/other	4	11	9	(64)	22

Total periodic premiums by product	149	451	513	(67)	(12)
Group life/health	89	121	118	(26)	3
Unscheduled and single deposits	63	267	426	(76)	(37)

Total life insurance	301	839	1,057	(64)	(21)

Career distribution
By product:
Periodic life insurance premiums	75	76	80	(1)	(5)
Unscheduled and single deposits	18	21	18	(14)	17
Accident and health insurance	8	11	16	(27)	(31)
Fixed annuities	143	199	116	(28)	72

Total career distribution	244	307	230	(21)	33

Payout annuities	963	2,893	2,612	(67)	11
Individual fixed and runoff annuities	760	930	420	(18)	121

Total sales and deposits	$2,268	$4,969	$4,319	(54)%	15%

*
Includes divested operations. Life insurance sales include periodic premium from new business expected to be collected over a one-year period and unscheduled and single premiums from new and existing policyholders. Sales of group accident and health insurance represent annualized first year premium from new policies. Annuity sales represent deposits from new and existing customers.

American International Group, Inc., and Subsidiaries

2009 and 2008 Comparison

    Total Domestic Life Insurance sales and deposits decreased significantly in 2009 compared to 2008 primarily due to lower payout annuities, life insurance premiums and the sale of AIG Life Canada. Payout annuities sales and life insurance premiums decreased primarily due to lower financial strength ratings and the lingering effects of negative AIG publicity.

2008 and 2007 Comparison

    Total Domestic Life Insurance sales and deposits increased in 2008 compared to 2007 primarily due to strong payout and individual fixed annuities sales, partially offset by a decline in total life insurance premiums. Payout annuities sales increased due to strong terminal funding and structured settlement sales in both the U.S. and Canada. Individual fixed annuities sales increased as a result of the interest rate environment as credited rates offered were more competitive with the rates offered by banks on certificates of deposit. The ratings downgrades and negative publicity related to AIG resulted in lower sales and deposits for the fourth quarter of 2008.

Domestic Retirement Services Results

The following table presents Domestic Retirement Services results:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Premiums and other considerations	$1,075	$1,396	$1,506	(23)%	(7)%
Net investment income	5,734	5,311	9,563	8	(44)
Policyholder benefits and claims incurred	4,071	4,673	4,973	(13)	(6)
Policy acquisition and other expenses	1,734	1,894	1,731	(8)	9

Pre-tax income before net realized capital gains (losses)	1,004	140	4,365	-	(97)
Net realized capital losses	(2,802)	(24,858)	(1,939)	-	-

Pre-tax income (loss)	$(1,798)	$(24,718)	$2,426	-%	-%

2009 and 2008 Comparison

    Domestic Retirement Services reported an increase in pre-tax income before net realized capital gains (losses) in 2009 compared to 2008 primarily due to the following:

  •
  higher net investment income due to a $1.5 billion increase in partnership income and a $103 million decline in fair value losses on the economic interest in ML II;

  •
  a reduced amount of negative DAC and SIA unlockings and related reserve strengthening of $895 million compared to 2008. Unlockings in 2009 primarily were the result of reductions in the long-term growth assumptions for group retirement products and individual variable annuities, deteriorating equity market conditions early in the year and projected increases in surrenders for individual fixed annuities. Unlockings in 2008 were primarily related to deteriorating equity market conditions for individual variable annuities and projected increases in surrenders for all product lines; and

  •
  lower goodwill impairment charges of $736 million compared to 2008.

    Partially offsetting these benefits were:

  •
  reduced DAC and SIA benefits of $2.1 billion from lower net realized capital losses in 2009 compared to 2008;

  •
  a decrease in investment income due to lower reserves and assets in the GIC and fixed annuity blocks. As the GIC block is in runoff, AIG anticipates reserve and asset declines in future periods; and

  •
  a decline in fee income related to lower average policyholder account values.

American International Group, Inc., and Subsidiaries

    The reduced pre-tax loss for Domestic Retirement Services in 2009 reflected lower levels of net realized capital losses compared to 2008 principally from lower other-than-temporary impairment charges of $18.1 billion, a $2.9 billion decline in trading losses related to AIG's U.S. securities lending program and a $1.2 billion increase in earnings from the change in fair value of embedded policy derivative liabilities, net of related economic hedges, driven by improved bond and equity market conditions. Other-than-temporary impairment charges in 2008 included $11.2 billion of charges related to AIG's U.S. securities lending program which was terminated in December 2008.

2008 and 2007 Comparison

    Domestic Retirement Services reported a significant decline in pre-tax income before net realized capital gains (losses) in 2008 compared to 2007 primarily due to the following:

  •
  lower net investment income due to $1.2 billion of partnership losses in 2008 compared to partnership income of $2.0 billion in 2007, lower yield enhancement income and reduced overall investment yield from increased levels of short-term investments;

  •
  DAC unlocking and related reserve strengthening in 2008 of $1.5 billion resulting primarily from projected increases in surrenders and the deteriorating equity markets in 2008; and

  •
  goodwill impairment charges of $817 million in 2008.

    These charges were partially offset by DAC and SIA benefits of $2.2 billion in 2008 related to the net realized capital losses as compared to benefits of $202 million in 2007.

    The pre-tax loss for Domestic Retirement Services in 2008 reflected higher levels of net realized capital losses compared to 2007 due to a $19.6 billion increase in other-than-temporary impairment charges, a $2.8 billion increase in trading losses related to AIG's U.S. securities lending program and an $850 million increase in losses from the change in fair value of embedded policy derivative liabilities, net of related economic hedges, driven by poor equity market conditions. Other-than-temporary impairment charges in 2008 included $11.2 billion of charges related to AIG's U.S. securities lending program which was terminated in December 2008.

American International Group, Inc., and Subsidiaries

Domestic Retirement Services Sales and Deposits

The following table presents the account value rollforward for Domestic Retirement Services:

Years Ended December 31, (in millions)	2009	2008	2007

Group retirement products
Balance, beginning of year	$56,861	$68,109	$64,357
Deposits – annuities	4,856	5,661	5,898
Deposits – mutual funds	1,345	1,520	1,633

Total Deposits	6,201	7,181	7,531
Surrenders and other withdrawals	(7,233)	(6,693)	(6,551)
Death benefits	(275)	(246)	(262)

Net inflows (outflows)	(1,307)	242	718
Change in fair value of underlying investments, interest credited, net of fees	7,865	(11,490)	3,034

Balance, end of year	$63,419	$56,861	$68,109

Individual fixed annuities
Balance, beginning of year	$48,394	$50,508	$52,685
Deposits	5,348	7,276	5,085
Surrenders and other withdrawals	(6,715)	(9,571)	(7,565)
Death benefits	(1,700)	(1,721)	(1,667)

Net inflows (outflows)	(3,067)	(4,016)	(4,147)
Change in fair value of underlying investments, interest credited, net of fees	1,875	1,902	1,970

Balance, end of year	$47,202	$48,394	$50,508

Individual variable annuities
Balance, beginning of year	$23,593	$33,108	$31,093
Deposits	891	3,455	4,472
Surrenders and other withdrawals	(2,667)	(4,240)	(4,158)
Death benefits	(404)	(480)	(497)

Net inflows (outflows)	(2,180)	(1,265)	(183)
Change in fair value of underlying investments, interest credited, net of fees	3,224	(8,250)	2,198

Balance, end of year	$24,637	$23,593	$33,108

Total Domestic Retirement Services
Balance, beginning of year	$128,848	$151,725	$148,135
Deposits	12,440	17,912	17,088
Surrenders and other withdrawals	(16,615)	(20,504)	(18,274)
Death benefits	(2,379)	(2,447)	(2,426)

Net inflows (outflows)	(6,554)	(5,039)	(3,612)
Change in fair value of underlying investments, interest credited, net of fees	12,964	(17,838)	7,202

Balance, end of year, excluding runoff	135,258	128,848	151,725
Individual annuities runoff	4,637	5,079	5,690
GICs runoff	8,536	14,608	24,890

Balance at end of year	$148,431	$148,535	$182,305

General and separate account reserves and mutual funds
General account reserve	$94,912	$103,748	$113,691
Separate account reserve	45,444	38,499	60,461

Total general and separate account reserves	140,356	142,247	174,152
Group retirement mutual funds	8,075	6,288	8,153

Total reserves and mutual funds	$148,431	$148,535	$182,305

American International Group, Inc., and Subsidiaries

2009 and 2008 Comparison

    Deposits have been negatively affected by lower AIG ratings and the lingering effects of negative AIG publicity. For individual variable annuities, the decrease in 2009 compared to 2008 is also attributable to a general decline in industry sales volumes. Individual fixed and variable annuity sales have decreased due to the temporary suspension of product sales at certain selling organizations due to the effect of the AIG events. However, deposits for individual fixed annuities increased in the second half of 2009 primarily due to increased demand for guaranteed products as well as reinstatement of sales at certain financial institutions that had previously suspended sales.

    Surrenders and other withdrawals increased in 2009 for group retirement products primarily due to higher large group surrenders. However, surrender rates and withdrawals have improved for individual fixed annuities and individual variable annuities.

2008 and 2007 Comparison

    Deposits were negatively affected by the AIG ratings downgrades and AIG's liquidity issues commencing in September 2008. The decrease in group retirement products deposits was due to a decline in both group annuity deposits and group mutual fund deposits. The improvement in individual fixed annuity deposits was due to a steepened yield curve, providing the opportunity to offer higher interest crediting rates than certificates of deposits and mutual fund money market rates available at the time. Both group retirement products and individual fixed annuities deposits decreased after the AIG ratings downgrades. Individual variable annuity product sales declined due to the AIG ratings downgrades and continued weakness in the equity markets.

    Group retirement products and individual annuities surrenders and other withdrawals increased in all three product lines in 2008 compared to 2007 primarily due to the AIG ratings downgrades and AIG's liquidity issues.

The following table presents reserves by surrender charge category and surrender rates:

At December 31, (in millions)	Group Retirement Products*	Individual Fixed Annuities	Individual Variable Annuities

2009
No surrender charge	$47,854	$11,444	$11,161
0% – 2%	1,509	3,054	4,094
Greater than 2% – 4%	1,918	5,635	2,066
Greater than 4%	3,213	23,885	6,758
Non-Surrenderable	850	3,184	558

Total Reserves	$55,344	$47,202	$24,637

Surrender rates	12.3%	14.4%	12.1%

2008
No surrender charge	$43,797	$10,287	$8,594
0% – 2%	1,320	3,043	3,097
Greater than 2% – 4%	1,714	6,711	2,187
Greater than 4%	2,710	25,110	7,663
Non-Surrenderable	1,032	3,243	2,052

Total Reserves	$50,573	$48,394	$23,593

Surrender rates	10.5%	18.8%	14.9%

*
Excludes mutual funds of $8.1 billion and $6.3 billion in 2009 and 2008, respectively.

Foreign Life Insurance & Retirement Services Operations

    AIG's Foreign Life Insurance & Retirement Services operations include life insurance, retirement planning, accident and health insurance, as well as savings and investment products for consumers and businesses. The Foreign Life Insurance & Retirement Services products are sold through independent producers, career agents, financial institutions and direct marketing channels.

American International Group, Inc., and Subsidiaries

    In managing its Foreign Life Insurance & Retirement Services businesses, AIG analyzes the operating performance of each business using pre-tax income (loss) before net realized capital gains (losses). Pre-tax income (loss) before net realized capital gains (losses) is not a substitute for pre-tax income determined in accordance with U.S. GAAP. However, AIG believes that the presentation of pre-tax income (loss) before net realized capital gains (losses) enhances the understanding of the operating performance of the Foreign Life Insurance & Retirement Services businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. The reconciliations to pre-tax income are provided in the table that follows.

    In order to better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance, beginning in 2009, the Foreign Life Insurance & Retirement Services results include the equity income (loss) from certain equity method investments, which were previously included as part of AIG's Other operations category. Prior period amounts have been revised to conform to the current presentation.

    Following the classification of ALICO, AIG Star and AIG Edison as discontinued operations (see Note 2 to the Consolidated Financial Statements), AIG's remaining Foreign Life Insurance & Retirement Services operations are conducted through AIA Group Limited (AIA) and American International Reinsurance Company Limited (AIRCO).

Foreign Life Insurance & Retirement Services Results

The following table presents Foreign Life Insurance & Retirement Services results, which consist of a single reporting unit:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Premiums and other considerations	$9,324	$10,272	$9,417	(9)%	9%
Net investment income	5,258	(829)	4,117	-	-
Policyholder benefits and claims incurred	10,465	4,553	9,949	130	(54)
Policy acquisition and other expenses	2,616	3,054	1,475	(14)	107

Pre-tax income before net realized capital gains (losses)	1,501	1,836	2,110	(18)	(13)
Net realized capital gains (losses)	419	(2,498)	142	-	-

Pre-tax income (loss)	$1,920	$(662)	$2,252	-%	-%

    AIG transacts business in most major foreign currencies and therefore Premiums and other considerations reported in U.S. dollars vary by volume and from changes in foreign currency to U.S. dollar translation exchange rates.

The following table summarizes the effect of changes in foreign currency exchange rates on Foreign Life Insurance & Retirement Services Premiums and other considerations:

Years Ended December 31,	2009	2008

Increase (decrease) in original currency*	(4.0)%	8.4%
Foreign exchange effect	(5.2)	0.7

Increase (decrease) growth as reported in U.S. dollars	(9.2)%	9.1%

*
Computed using a constant exchange rate each period.

2009 and 2008 Comparison

    Premiums and other considerations declined due to generally weak economic conditions and lower fee income related to investment-linked products. Net investment income increased significantly in 2009 compared to 2008 due to policyholder trading gains which increased $5.7 billion and higher partnership and mutual fund income. Policyholder trading gains (losses) are offset by a change in policyholder benefits and claims incurred. The decrease in policy acquisition and other expenses resulted from lower new business sales.

American International Group, Inc., and Subsidiaries

    Pre-tax income before net realized capital losses for Foreign Life Insurance & Retirement Services declined in 2009 compared to 2008 primarily due to the following:

  •
  a $134 million loss recognition charge related to the Philippine operations;

  •
  lower assets under management in investment-linked and retirement services portfolios in Asia;

  •
  lower investment margins due to de-risking activities and higher short-term liquidity in certain businesses;

  •
  actuarial charges in 2009 of $91 million for changes in estimate related to the ongoing project to increase standardization of AIG's actuarial systems and processes compared to a benefit of $151 million in 2008. and

  •
  negative effect from the change in foreign exchange rates.

    These declines were partially offset by higher partnership and mutual fund income, net of policyholder trading gains and policyholder participating share, which amounted to $17 million of income in 2009 compared to losses of $260 million in 2008.

    Pre-tax income for Foreign Life Insurance & Retirement Services in 2009 reflected a decline in net realized capital losses compared to 2008 due principally to a significant decline in other-than-temporary impairments.

2008 and 2007 Comparison

    Premiums and other considerations increased primarily due to strong renewal premium growth in Asia and surrender related revenues in Korea. Net investment income declined in 2008 compared to 2007 largely due to policyholder trading losses of $3.4 billion in 2008 compared to gains of $1.4 billion in 2007. The increase in policy acquisition and other expenses was primarily due to higher DAC amortization related to higher surrender benefits as a result of the implementation of the new fair value accounting standard in 2008, benefits related to actuarial adjustments in 2007 and the effect of foreign exchange.

    Pre-tax income before net realized capital gains (losses) for Foreign Life Insurance & Retirement Services decreased in 2008 compared to 2007 primarily due to lower partnership and mutual fund income.

    Partially offsetting this decline was the following:

  •
  the effect of growth in the underlying business in force and the positive effect of foreign exchange; and

  •
  remediation related charges of $101 million in 2007.

    The pre-tax loss for Foreign Life Insurance & Retirement Services in 2008 reflected higher net realized capital losses compared to 2007 due principally to significant other-than-temporary impairments in 2008.

Foreign Life Insurance & Retirement Services Sales and Deposits*

The following table summarizes first year premium, single premium and annuity deposits for Foreign Life Insurance & Retirement Services:

				Percentage Increase (Decrease)
				2009 vs 2008		2008 vs 2007
Years Ended December 31, (in millions)
	2009	2008	2007	U.S. $	Original Currency	U.S. $	Original Currency

First year premium	$1,727	$2,128	$2,097	(19)%	(13)%	1%	7%
Single premium	999	2,157	3,096	(54)	(53)	(30)	(32)
Annuity deposits	66	715	1,040	(91)	(90)	(31)	(28)

*
Excludes divested operations.

American International Group, Inc., and Subsidiaries

2009 and 2008 Comparison

    First year premium sales in 2009 decreased compared to 2008 primarily due to lower life insurance and personal accident sales, which were partially offset by higher group products sales in Australia. In Asia, life insurance sales of investment-linked products were adversely affected by equity market performance and the negative effect of foreign exchange translation.

    Single premium sales in 2009 declined primarily due to lower sales of investment-linked products in Asia reflecting customer concerns about equity markets performance earlier in the year.

2008 and 2007 Comparison

    First year premium sales in 2008 increased slightly compared to 2007 primarily due to the positive effect of foreign exchange. Single premium sales declined in 2008 from the impact of adverse equity markets.

Financial Services Operations

    AIG's Financial Services subsidiaries engage in diversified activities including commercial aircraft and equipment leasing and capital markets transactions which are conducted through ILFC and Capital Markets. Following the classification of AGF as discontinued operations in the third quarter of 2010, AIG's remaining consumer finance businesses are now reported in AIG's Other operations category as part of Noncore businesses.

    During the third quarter of 2010, AIG's Asset Management group undertook the management responsibilities for non-derivative assets and liabilities of the Capital Markets businesses of the Financial Services segment. Accordingly, gains and losses related to these assets and liabilities, primarily consisting of credit valuation adjustment gains and losses are reported in AIG's Other operations category as part of Asset Management — Direct Investment Business. The remaining capital markets derivatives business continues to be reported in the Financial Services segment as part of Capital Markets results.

    Intercompany interest expense related to loans from AIG Funding to Capital Markets is no longer being allocated to Capital Markets from Other Operations.

    Prior period amounts have been revised to conform to the current presentation for the above changes.

Aircraft Leasing

    AIG's Aircraft Leasing operations are the operations of ILFC, which generates its revenues primarily from leasing new and used commercial jet aircraft to foreign and domestic airlines. Revenues also result from the remarketing of commercial jet aircraft for ILFC's own account, and remarketing and fleet management services for airlines and other aircraft fleet owners.

Capital Markets

    Capital Markets engaged as a principal in a wide variety of financial transactions, including standard and customized financial products involving commodities, credit, currencies, energy, equities and interest rates. Given the extreme market conditions experienced in 2008, downgrades of AIG's credit ratings by the rating agencies and AIG's intent to refocus on its core businesses, in late 2008, Capital Markets began to unwind its businesses and portfolios, including those associated with credit protection written through credit default swaps on super senior risk tranches of diversified pools of loans and debt securities.

    Historically, AIG's Capital Markets operations derived a significant portion of their revenues from hedged financial positions entered into in connection with counterparty transactions. Capital Markets has also participated as a dealer in a wide variety of financial derivatives transactions.

American International Group, Inc., and Subsidiaries

Financial Services Results

Financial Services results were as follows:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Revenues:
Aircraft Leasing	$5,288	$5,075	$4,694	4%	8%
Capital Markets	1,166	(30,559)	(9,979)	-	-
Other, including intercompany adjustments	572	323	321	77	1

Total	$7,026	$(25,161)	$(4,964)	-%	-%

Pre-tax income (loss):
Aircraft Leasing	$1,385	$1,116	$873	24%	28%
Capital Markets	684	(30,697)	(10,557)	-	-
Other, including intercompany adjustments	(63)	(205)	(2)	-	-

Total	$2,006	$(29,786)	$(9,686)	-%	-%

2009 and 2008 Comparison

    Financial Services reported pre-tax income in 2009 compared to a very significant pre-tax loss in 2008 primarily due to the following:

  •
  unrealized market valuation gains related to Capital Markets super senior credit default swap portfolios of $1.4 billion in 2009 and unrealized market valuation losses of $28.6 billion in 2008. The effect on operating results related to the continued wind-down of Capital Markets' portfolios in 2009 partially offset the unrealized market valuation gains related to Capital Markets' credit default swap portfolios.

  •
  ILFC pre-tax income increased 24 percent or $269 million in 2009 compared to 2008. Rental revenues increased $332 million and interest expense decreased $212 million in 2009 compared to 2008. The rental revenues increase was driven to a large extent by a larger aircraft fleet and the interest expense decrease resulted from lower composite borrowing rates. These results were partially offset by higher depreciation expense and provision for overhauls, lower flight equipment marketing revenue, and aircraft impairment charges in 2009 of $51 million.

2008 and 2007 Comparison

    Financial Services reported increased pre-tax losses in 2008 and 2007 primarily due to the following:

  •
  Capital Markets' unrealized market valuation losses related to its super senior credit default swap portfolios of $28.6 billion and $11.5 billion in 2008 and 2007, respectively.

  •
  ILFC generated strong pre-tax income growth in 2008 compared to 2007, driven to a large extent by a larger aircraft fleet, higher lease rates and lower composite borrowing rates.

  •
  The net loss in the Other reporting unit resulted primarily from the change in fair value of interest rate swaps on economically hedged exposures.

Capital Markets Results

2009 and 2008 Comparison

    Capital Markets reported a pre-tax gain in 2009 compared to a very significant pre-tax loss in 2008 primarily due to a market valuation gain in 2009 compared to a loss in 2008 on its super senior credit default swap portfolio. Capital Markets' results also reflect the effects of its wind-down activities. The net pre-tax results were also affected by efforts initiated during the first half of 2008 to preserve liquidity. As a result of AIG's intention to refocus on its core business, Capital Markets began unwinding its businesses and portfolios.

American International Group, Inc., and Subsidiaries

    Capital Markets recognized an unrealized market valuation gain of $1.4 billion in 2009 compared to an unrealized market valuation loss of $28.6 billion in 2008, representing the change in fair value of its super senior credit default swap portfolio. The principal components of the valuation gains and losses recognized were as follows:

  •
  Capital Markets recognized an unrealized market valuation gain of $1.9 billion in 2009 with respect to CDS transactions in the corporate arbitrage portfolio, compared to an unrealized market valuation loss of $2.3 billion in 2008. During 2009, the valuation of these contracts benefited from the narrowing of corporate credit spreads, while these spreads widened dramatically during 2008.

  •
  Capital Markets recognized an unrealized market valuation loss of $669 million in 2009 with respect to CDS transactions written on multi-sector CDOs, compared to unrealized market valuation losses of $25.7 billion in 2008. The decrease in the unrealized market valuation loss on this portfolio was largely due to the substantial decline in outstanding net notional amount resulting from the termination of CDS contracts in the fourth quarter of 2008 in connection with the ML III transaction.

  •
  During the fourth quarter of 2009, one counterparty notified AIG that it would not terminate early two of its prime residential mortgage transactions. With respect to these two transactions, the counterparty no longer has any rights to terminate the transactions early and is required to pay AIG fees on the original notional amounts reduced only by realized losses through the final maturity. Because these two transactions have weighted average lives that are considerably less than their final legal maturities, there is value to AIG due to the counterparty paying its contractual fees beyond the date at which the net notional amounts have fully amortized through the final legal maturity date. As a result, an unrealized market valuation gain of $137 million was recorded in 2009. This gain was partially offset by losses on the mezzanine tranches of those same transactions.

    During 2009, Capital Markets:

  •
  recognized a gain of $240 million on credit default swap contracts referencing single-name exposures written on corporate, index and asset backed credits which are not included in the super senior credit default swap portfolio, compared to a net loss of $888 million in 2008;

  •
  incurred a net gain of $827 million (including $52 million of gains reflected in the unrealized market valuation gain on super senior credit default swaps) as compared to a loss of $807 million (including $185 million of losses reflected in the unrealized market valuation loss on super senior credit default swaps) in 2008, representing the impact of credit valuation adjustments on Capital Markets' derivative assets and liabilities; and

  •
  incurred an additional charge of $198 million related to a transaction entered into in 2002 whereby Capital Markets guaranteed obligations under leases of office space from a counterparty.

    Historically, the most significant component of Capital Markets operating expenses was compensation. For 2009, compensation expense was approximately $98 million, or 19 percent of operating expenses. In addition, Capital Markets recognized $153 million in expenses related to pre-existing retention plans and related asset impairment and other expenses. Due to the significant losses recognized by Capital Markets during 2008, the entire amount of $563 million accrued under Capital Markets' various deferred compensation plans and special incentive plan was reversed in 2008. Total compensation expense in 2008 was $426 million including retention awards.

2008 and 2007 Comparison

    Capital Markets' pre-tax loss increased significantly in 2008 compared to 2007 primarily related to its super senior multi-sector CDO credit default swap portfolio. The 2008 net pre-tax loss was driven by the extreme market conditions experienced during 2008 and the effects of downgrades of AIG's credit ratings by the rating agencies.

    AIG recognized an unrealized market valuation loss of $28.6 billion in 2008 compared to $11.5 billion in 2007, representing the change in fair value of its super senior credit default swap portfolio. The principal components of the loss recognized in 2008 were as follows:

  •
  Approximately $25.7 billion of the loss relates to derivatives written on the super senior tranches of multi-sector CDOs. The material decline in the fair value of these derivatives was caused by significant deterioration in the

American International Group, Inc., and Subsidiaries

    pricing and credit quality of RMBS, CMBS and CDO securities. Included in this amount is a loss of $4.3 billion with respect to the change in fair value of transactions outstanding at December 31, 2008 having a net notional amount of $12.6 billion. Also included in the unrealized market valuation losses on Capital Markets' super senior credit default swap portfolio are losses of approximately $995 million that were subsequently realized through payments to counterparties to acquire at par value the underlying CDO securities with fair values that were less than par. Further, included in the unrealized market valuation losses on Capital Markets' super senior credit default swap portfolio are losses of approximately $21.1 billion that were subsequently realized through the termination of contracts through the ML III transaction. See Note 6 to the Consolidated Financial Statements.

  •
  Approximately $2.3 billion relates to derivatives written as part of the corporate arbitrage portfolio. The decline in the fair value of these derivatives was caused by the continued significant widening in corporate credit spreads.

  •
  A total of $379 million relates to the decline in fair value of a transaction in the regulatory capital portfolio where Capital Markets no longer believes the credit default swap is used by the counterparty to obtain regulatory capital relief.

    During 2008, Capital Markets recognized a loss of $888 million on credit default swap contracts referencing single-name exposures written on corporate, index and asset backed credits, which are not included in the super senior credit default swap portfolio, compared to a net gain of $370 million in 2007. In addition, Capital Markets incurred a net loss of $807 million (including $185 million of losses reflected in the unrealized market valuation loss on super senior credit default swaps) in 2008, representing the impact of credit valuation adjustments on Capital Markets' derivative assets and liabilities.

Other Operations

    AIG's Other operations includes results from Parent & Other operations, after allocations to AIG's business segments, Mortgage Guaranty operations, Asset Management operations, non-core businesses and fair value changes in ML III.

Parent & Other

    AIG's Parent & Other operations consist primarily of interest expense, restructuring costs, expenses of corporate staff not attributable to specific reportable segments, expenses related to efforts to improve internal controls, corporate initiatives, certain compensation plan expenses, corporate level net realized capital gains and losses, certain litigation related charges and net gains and losses on sales of divested businesses.

Other Businesses

    Other businesses include results of Mortgage Guaranty, Asset Management operations, non-core businesses and fair value changes in ML III. Certain businesses that have been divested or are being wound down or repositioned.

    The following changes were made to AIG's segment information to align financial reporting with changes made during third quarter of 2010 to the manner in which AIG's chief operating decision makers review the businesses to make decisions about allocation of resources and to assess performance of these operations:

  •
  The remaining consumer finance businesses are now reported in AIG's Other operations category as part of Noncore businesses;

  •
  AIG's Asset Management group undertook the management responsibilities for non-derivative assets and liabilities of the Capital Markets businesses of the Financial Services segment. Accordingly, gains and losses related to these assets and liabilities, primarily consisting of credit valuation adjustment gains and losses, are reported in AIG's Other operations category as part of Asset Management — Direct Investment Business. The remaining capital markets derivatives business continues to be reported in the Financial Services segment as part of Capital Markets results; and

American International Group, Inc., and Subsidiaries

  •
  Intercompany interest expense related to loans from AIG Funding to Capital Markets is no longer allocated to Capital Markets from Other operations.

    In order to better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decision about allocation of resources and to assess performance of these operations, the following changes were made during 2009:

  •
  The results for Mortgage Guaranty, Transatlantic, 21st Century Insurance Group and Agency Auto Division, excluding the results of the Private Client Group, (21st Century) and HSB Group, Inc. (HSB), previously reported as part of the General Insurance reportable segment, are now included in AIG's Other operations category;

  •
  In September, 2009, AIG entered into an agreement to sell its investment advisory and third party Institutional Asset Management businesses. This sale will exclude those asset management businesses providing traditional fixed income asset and liability management for AIG's insurance company subsidiaries and the AIG Global Real Estate investment management business as well as proprietary real estate and private equity investments. AIG expects to continue relationships with the divested businesses for other investment management services used by its insurance company subsidiaries. As a result of the sale, results for these businesses are now included in AIG's Other operations category;

  •
  Gains and losses on sales of divested businesses which were previously included in the respective segments of AIG are now included in AIG's Other operations category; and

  •
  Foreign General Insurance and Foreign Life Insurance & Retirement Services results include the equity income (loss) from certain equity method investments, which were previously included as part of AIG's Other operations category.

    Prior period amounts have been revised to conform to the current presentation for the above changes.

American International Group, Inc., and Subsidiaries

Other Results

The pre-tax income (loss) of AIG's Other operations was as follows:

				Percentage Increase/ (Decrease)
Years Ended December 31, (in millions)
	2009	2008	2007	2009 vs. 2008	2008 vs. 2007

Parent & Other:
Intercompany interest income, net	$647	$214	$104	202%	106%
Interest expense on FRBNY Credit Facility:
Accrued and compounding interest	(2,022)	(2,116)	-	-	-
Amortization of prepaid commitment asset	(8,359)	(9,279)	-	-	-

Total interest expense on FRBNY Credit Facility(a)	(10,381)	(11,395)	-	-	-
Other interest expense	(2,035)	(1,919)	(1,315)	-	-
Unallocated corporate expenses	(1,149)	(967)	(649)	-	-
Restructuring expenses	(422)	(195)	-	-	-
Change in fair value of ML III(b)	(1,401)	(900)	-	-	-
Net realized capital gains (losses)	900	(1,218)	(265)	-	-
Net loss on sale of divested businesses	(1,271)	-	-	-	-
Other miscellaneous, net	111	73	63	52%	16%

Total Parent & Other	$(15,001)	$(16,307)	$(2,062)	-%	-%

Other businesses:
Mortgage Guaranty	$(1,688)	$(2,488)	$(641)	-%	-%
Asset Management:
Direct Investment Business	(322)	(13,548)	(570)	-	-
Institutional Asset Management	(1,303)	(255)	653	-	-
Noncore businesses	120	(1,232)	954	-	-
Change in fair value of ML III(b)	1,820	-	-	-	-

Total Other businesses	$(1,373)	$(17,523)	$396	-%	-%

Total Other operations	$(16,374)	$(33,830)	$(1,666)	-%	-%

(a)
Includes interest expense of $626 million and $389 million for 2009 and 2008, respectively, allocated to discontinued operations in consolidation.

(b)
Parent & Other contributed its equity interest in ML III to an AIG subsidiary, reported above in Other businesses, during the second quarter of 2009.

Parent & Other

    Parent & Other pre-tax loss decreased in 2009 compared to 2008 primarily due to net realized capital gains in 2009 compared to losses in 2008 and a decline in interest expense on the FRBNY Credit Facility. See Consolidated Results — Interest Expense herein for further discussion of the decline in interest expense. Additionally, Parent & Other pre-tax loss in 2009 includes a decline in fair value of AIG's equity interest in ML III, restructuring expenses, and net losses on sales of divested businesses. The increased pre-tax loss in 2008 compared to 2007 largely resulted from interest expense on the FRBNY Credit Facility.

American International Group, Inc., and Subsidiaries

The following table summarizes the net loss on sale of divested businesses:

Year Ended December 31, 2009 (in millions)	Gain/(loss)

Transatlantic	$(497)
21st Century	(416)
Consumer Finance businesses	(375)
A.I. Credit	(287)
AIG Private Bank	111
AIG Life Canada	111
HSB	177
Other businesses	(95)

Total	$(1,271)

Other Businesses

Mortgage Guaranty

    The main business of the subsidiaries of UGC is the issuance of residential mortgage guaranty insurance, both domestically and internationally, that covers the first loss for credit defaults on high loan-to-value conventional first-lien mortgages for the purchase or refinance of one- to four-family residences.

    Mortgage Guaranty's pre-tax loss for 2009 decreased compared to 2008. The decreased pre-tax loss reflects a decline in loss and loss expenses incurred of $394 million combined with a $483 million reduction in operating expenses as a result of the recognition of a premium deficiency reserve of $222 million in 2008 and the release of the entire $222 million premium deficiency reserve in 2009. Domestic first-lien and second-lien businesses reported pre-tax losses of $1.06 billion and $283 million, respectively, for 2009 which were $72 million and $902 million, respectively, lower than 2008. These reductions in pre-tax losses reflect the declines in loss and loss expenses of $154 million for first liens and $443 million for second liens in addition to the release of the second-lien premium deficiency reserve in 2009. The improved operating results correspond with the relative slowing of declines in domestic housing values and, primarily in the case of second liens, the recognition of stop loss limits on certain policies. Domestic private student loans and international businesses pre-tax losses of $70 million and $261 million, respectively, for 2009 were $71 million and $104 million higher, respectively, than during 2008.

    Mortgage Guaranty pre-tax loss increased in 2008 compared to 2007 due to sharply declining housing values, increased mortgage foreclosures and the recognition of a premium deficiency reserve on the second-lien business. The domestic first-lien pre-tax loss increased by $1.0 billion in 2008 to $1.1 billion compared to 2007 while the second-lien pre-tax loss of $1.2 billion in 2008, which includes the recognition of a $222 million premium deficiency reserve, increased $656 million compared to 2007.

    During 2008, UGC tightened underwriting guidelines and increased premium rates for its first-lien business, ceased insuring new second-lien loans as of September 30, 2008 and during the fourth quarter of 2008 ceased insuring new private student loan business and suspended insuring new business throughout its European operations. All of these actions were in response to the worsening conditions in the global housing markets and resulted in a significant decline in new business written during the second half of 2008 and throughout 2009. This is reflected in 2009 new insurance written of $14 billion which was 61 percent below 2008 levels. Earned premiums during 2009 of $1.0 billion were 1 percent below 2008 earned premiums, reflecting the high level of persistency in the older books of business resulting from relatively consistent mortgage interest rates, tightening of refinancing requirements throughout the mortgage market and a weak domestic residential resale market.

American International Group, Inc., and Subsidiaries

    UGC, like other participants in the mortgage insurance industry, has made claims against various counterparties in relation to alleged underwriting failures, and received similar claims from counterparties. These claims and counterclaims allege breach of contract, breach of good faith and fraud among other allegations.

    In December 2009, UGC entered into two stock purchase agreements for the sales of its Canadian and Israel operations. The Israel transaction closed on January 21, 2010 and the Canadian transaction is expected to close during the first half of 2010.

    UGC's domestic first-lien mortgage risk in force totaled $26.4 billion as of December 31, 2009 and the 60+ day delinquency ratio was 17.8 percent (based on number of policies, consistent with mortgage industry practice) compared to domestic first-lien mortgage risk in force of $27.1 billion and a delinquency ratio of 10.7 percent at December 31, 2008.

    The second-lien risk in force at December 31, 2009 totaled $2.5 billion compared to $2.9 billion of risk in force at December 31, 2008. Risk in force represents the full amount of second-lien loans insured reduced for contractual aggregate loss limits on certain pools of loans, usually 10 percent of the full amount of loans insured in each pool. Certain second-lien pools have reinstatement provisions.

Asset Management Operations

    AIG's Asset Management operations include the results of Direct Investment Business and Institutional Asset Management business. Direct Investment Business includes results for the Matched Investment Program, AIG Global Real Estate and changes in value due to credit spread movements on non-derivative assets and liabilities of Capital Markets now managed by the Asset Management Group. The Institutional Asset Management businesses include AIG's internal asset management business and AIG Markets, which acts as a derivative intermediary transacting with AIG and its subsidiaries and third parties.

    On March 26, 2010, AIG completed the sale of its third party asset management business. The results of operations from January 1 through the closing of the sale are included in the Institutional Asset Management results. Subsequent to the sale of AIG's third party asset management business, the revenues of the Institutional Asset Management business are derived from providing asset management services to AIG and its subsidiaries. Direct Investment Business' operating results are impacted by performance in the credit, equity and real estate markets.

Direct Investment Business Results

    The revenues and pre-tax income (loss) for these operations are affected by the general conditions in the equity and credit markets. In addition, net realized gains are contingent upon investment maturity levels and market conditions.

2009 and 2008 Comparison

    Direct Investment Business reported a lower pre-tax loss in 2009 compared to 2008 due to significantly lower other-than-temporary impairments on fixed maturity investments driven by improved credit environment and the adoption of the new accounting standard on other-than-temporary impairments. Also contributing to the improvement were fair value gains on single name credit default swap investments offset by increased net fair value losses on foreign exchange and interest rate derivatives not qualifying for hedge accounting treatment.

    AIG enters into derivative arrangements to hedge the effect of changes in currency and interest rates associated with the fixed and floating rate and foreign currency denominated obligations issued under these programs. Some of these hedging relationships do not qualify for hedge accounting treatment and therefore create volatility in operating results despite being effective economic hedges. Further, Direct Investment Business invests in short single name credit default swaps in order to obtain unfunded credit exposure.

American International Group, Inc., and Subsidiaries

The following table presents credit valuation adjustment gains (losses) included in Direct Investment Business (excluding intercompany transactions):

(in millions)

	Counterparty Credit Valuation Adjustment on Assets		AIG's Own Credit Valuation Adjustment on Liabilities

Year Ended December 31, 2009
Bond trading securities	$2,095	Notes and bonds payable	$(163)
Loans and other assets	(48)	Hybrid financial instrument liabilities	(83)
		GIAs	172
		Other liabilities	(12)

Increase in assets	$2,047	Increase in liabilities	$(86)

Net pre-tax increase to Other income	$1,961

Year Ended December 31, 2008
Bond trading securities	$(8,928)	Notes and bonds payable	$248
Loans and other assets	(61)	Hybrid financial instrument liabilities	646
		GIAs	(415)
		Other liabilities	55

Decrease in assets	$(8,989)	Decrease in liabilities	$534

Net pre-tax decrease to Other income	$(8,455)

    In 2009, Direct Investment Business recognized a net gain of $2.0 billion representing the effect of changes in credit spreads on the valuation of non-derivative assets and liabilities for which the fair value option was elected. The gain in 2009 was primarily the result of tightening of spreads on asset-backed securities and CDOs, which represent a significant segment of Direct Investment Business' investment portfolio.

    In 2008, Direct Investment Business recognized a loss of $8.5 billion representing the effect of changes in credit spreads on the valuation of non-derivative assets and liabilities. Historically, AIG's credit spreads and those on Direct Investment Business assets moved in a similar fashion. This relationship began to diverge during second quarter of 2008 and continued to diverge through the end of the year. While AIG's credit spreads widened significantly during 2008, the credit spreads on the Asset-backed securities (ABS) and CDO products, which represent a significant portion of Direct Investment Business' investment portfolio, widened even more. The losses on Direct Investment Business assets more than offset the net gain on its liabilities that were driven by the significant widening in AIG's credit spreads. The net gain on Direct Investment Business liabilities was reduced by the effect of posting collateral and the early terminations of GIAs, term notes and hybrid term notes. Included in the 2008 pre-tax loss is the transition amount of $291 million related to the adoption of new accounting standards on fair value measurements and fair value option for financial assets and financial liabilities.

2008 and 2007 Comparison

    Direct Investment Business reported increased pre-tax losses in 2008 compared to 2007 due to significant net mark-to-market losses on the non-derivative assets and liabilities along with other-than-temporary impairments on fixed income securities and impairments on real estate investments. Also contributing to the increase loss were net mark-to-market losses on interest rate and foreign hedges not qualified for hedge accounting treatment; and higher net mark-to-market losses on credit default swap investments held by Direct Investment Business due to the widening of corporate credit spreads.

    Due to global real estate market conditions, several of AIG Global Real Estate's investments were deemed to be impaired, and several equity investments were written off during 2008. Partially offsetting these declines were increased net foreign exchange gains on foreign denominated Direct Investment Business liabilities.

American International Group, Inc., and Subsidiaries

Institutional Asset Management Results

2009 and 2008 Comparison

    Institutional Asset Management recognized an increased pre-tax loss in 2009 compared to 2008, primarily resulting from:

  •
  goodwill impairments in 2009 as substantially all of the operating unit's goodwill was impaired in the third quarter of 2009. The third quarter 2009 assessment of the segment was negatively affected by a significant decline in the fair value of certain consolidated warehoused investments as well as the consideration of recent transaction activity. A total of $609 million in goodwill impairments was recorded in 2009, with $287 million offset in noncontrolling interests, which is not included in pre-tax income (loss);

  •
  Impairments of private equity investments originally acquired for warehouse purposes were driven by asset specific valuation considerations which were deemed to be other-than-temporary; and

  •
  a decline in unrealized carried interest revenues due to a decline in portfolio asset valuations as well as lower management fees on lower base assets under management. Unrealized carried interest revenues are impacted by asset valuation changes within the managed portfolio and typically move in tandem with the level of assets under management and related base management fees. In addition, unrealized carried interest is recognized based on each fund's performance as of the balance sheet date. Carried interest is computed in accordance with each fund's governing agreement and is contingent upon investment maturity levels and market conditions. Future performance may negatively affect previously recognized carried interest. Base management fees have declined from prior year periods due to lower average assets under management. The lower average asset base is a function of reduced asset values and client loss, which primarily occurred in the second half of 2008 and has since abated.

2008 and 2007 Comparison

    Institutional Asset Management recognized a pre-tax loss in 2008 compared to pre-tax income in 2007, primarily resulting from:

  •
  lower carried interest revenues due to lower fund performance in 2008;

  •
  increased losses on warehouse investments driven by depressed market conditions; and

  •
  losses related to the wind down of securities lending activities and expenses associated with restructuring and divesting related activities.

    Included in the 2007 results was a $398 million gain related to the sale of a portion of AIG's investment in The Blackstone Group, LP.

Noncore businesses

  •
  Transatlantic

        Transatlantic offers reinsurance capacity on both a treaty and facultative basis both in the U.S. and abroad. Transatlantic structures programs for a full range of property and casualty products with an emphasis on specialty risk.

        On June 10, 2009, AIG closed a secondary public offering of 29.9 million shares of Transatlantic common stock owned directly and indirectly by AIG for aggregate gross proceeds of $1.1 billion. At the close of the public offering, AIG indirectly retained 13.9 percent of the Transatlantic common stock issued and outstanding. As a result, AIG deconsolidated Transatlantic, which resulted in a $1.4 billion reduction in Noncontrolling interests, a component of Total equity.

American International Group, Inc., and Subsidiaries

  •
  21st Century

        On July 1, 2009, AIG closed the sale of 21st Century Insurance Group and the Agency Auto Division (excluding AIG Private Client Group).

  •
  HSB

        On March 31, 2009, AIG closed the sale of HSB, the parent company of the Hartford Steam Boiler Inspection and Insurance Company.

    Following the classification of AGF as discontinued operations in the third quarter of 2010 (see Note 2 to the Consolidated Financial Statements), AIG's remaining Consumer Finance businesses are now reported in AIG's Other operations category as part of Noncore businesses.

Change in Fair Value of ML III

    Gains in 2009 resulted from improvements in valuation, primarily resulting from the shortening of weighted average life from 10.9 years to 9.6 years, and the narrowing of credit spreads by approximately 100 basis points. Adversely affecting the fair value was the decrease in cash flows primarily due to an increase in projected credit losses in the underlying collateral securities.

Investments

Other-Than-Temporary Impairments

    As a result of AIG's periodic evaluation of its securities for other-than-temporary impairments in value, AIG recorded impairment charges in earnings of $6.7 billion, $41.9 billion and $4.2 billion (including $643 million related to Direct Investment Business recorded in other income) in 2009, 2008, and 2007 respectively. To better align financial reporting with the manner in which AIG's chief operating decision makers review the businesses to make decisions about allocation of resources and to assess performance of these operations, management responsibilities for non-derivative assets and liabilities of the Capital Markets businesses were moved to AIG's Asset Management Group. According, the results related to these assets and liabilities are reported in AIG's Other operations category as part of Asset Management — Direct Investment Business. Prior amounts have been have been revised to conform to the current presentation. Refer to Note 6 to the Consolidated Financial Statements for a discussion of AIG's other-than-temporary impairment accounting policy.

American International Group, Inc., and Subsidiaries

The following table presents other-than-temporary impairment charges in earnings by segment:

(in millions)	General Insurance	Domestic Life Insurance & Retirement Services	Foreign Life Insurance & Retirement Services	Other	Total

December 31, 2009
Impairment Type:
Severity	$118	$829	$48	$515	$1,510
Change in intent	186	656	68	48	958
Foreign currency declines	9	-	103	-	112
Issuer-specific credit events	589	2,260	124	1,006	3,979
Adverse projected cash flows on structured securities	1	76	33	27	137

Total	$903	$3,821	$376	$1,596	$6,696

December 31, 2008
Impairment Type:
Severity	$2,367	$17,799	$9	$3,038	$23,213
Change in intent	372	9,043	1,258	133	10,806
Foreign currency declines	-	-	1,356	-	1,356
Issuer-specific credit events	1,305	2,160	421	988	4,874
Adverse projected cash flows on structured securities	7	1,462	-	149	1,618

Total	$4,051	$30,464	$3,044	$4,308	$41,867

December 31, 2007
Impairment Type:
Severity	$69	$1,063	$29	$913	$2,074
Change in intent	83	652	61	29	825
Foreign currency declines	-	-	399	-	399
Issuer-specific credit events	229	158	34	50	471
Adverse projected cash flows on structured securities	1	336	-	106	443

Total	$382	$2,209	$523	$1,098	$4,212

American International Group, Inc., and Subsidiaries

The following table presents other-than-temporary impairment charges in earnings by type of security and type of impairment:

(in millions)	RMBS	CDO/ABS	CMBS	Other Fixed Income	Equities/Other Invested Assets*	Total

December 31, 2009
Impairment Type:
Severity	$816	$471	$21	$26	$176	$1,510
Change in intent	19	8	44	715	172	958
Foreign currency declines	-	21	-	91	-	112
Issuer-specific credit events	1,929	306	451	301	992	3,979
Adverse projected cash flows on structured securities	102	35	-	-	-	137

Total	$2,866	$841	$516	$1,133	$1,340	$6,696

December 31, 2008
Impairment Type:
Severity	$14,125	$2,697	$3,831	$1,767	$793	$23,213
Change in intent	5,064	435	441	4,031	835	10,806
Foreign currency declines	-	64	-	960	332	1,356
Issuer-specific credit events	1,916	92	238	1,257	1,371	4,874
Adverse projected cash flows on structured securities	1,595	23	-	-	-	1,618

Total	$22,700	$3,311	$4,510	$8,015	$3,331	$41,867

December 31, 2007
Impairment Type:
Severity	$1,110	$703	$135	$23	$103	$2,074
Change in intent	120	-	-	653	52	825
Foreign currency declines	-	19	-	379	1	399
Issuer-specific credit events	15	1	1	122	332	471
Adverse projected cash flows on structured securities	298	137	8	-	-	443

Total	$1,543	$860	$144	$1,177	$488	$4,212

*
Includes other-than-temporary impairment charges on partnership investments and direct private equity investments.

American International Group, Inc., and Subsidiaries

The following table presents other-than-temporary impairment charges in earnings by type of security and credit rating:

(in millions)	RMBS	CDO/ABS	CMBS	Other Fixed Income	Equities/Other Invested Assets*	Total

December 31, 2009
Rating:
AAA	$781	$20	$43	$-	$-	$844
AA	358	16	56	21	-	451
A	230	338	60	242	-	870
BBB	258	108	116	254	-	736
Below investment grade	1,239	328	241	595	-	2,403
Non-rated	-	31	-	21	-	52
Equities/Other invested assets	-	-	-	-	1,340	1,340

Total	$2,866	$841	$516	$1,133	$1,340	$6,696

December 31, 2008
Rating:
AAA	$13,834	$586	$2,489	$137	$-	$17,046
AA	4,048	686	633	545	-	5,912
A	1,789	1,446	1,042	1,907	-	6,184
BBB	974	415	252	1,398	-	3,039
Below investment grade	1,995	107	94	3,760	-	5,956
Non-rated	60	71	-	268	-	399
Equities/Other invested assets	-	-	-	-	3,331	3,331

Total	$22,700	$3,311	$4,510	$8,015	$3,331	$41,867

December 31, 2007
Rating:
AAA	$273	$632	$-	$72	$-	$977
AA	894	87	6	85	-	1,072
A	270	73	84	236	-	663
BBB	74	67	41	195	-	377
Below investment grade	24	-	11	531	-	566
Non-rated	8	1	2	58	-	69
Equities/Other invested assets	-	-	-	-	488	488

Total	$1,543	$860	$144	$1,177	$488	$4,212

*
Includes other-than-temporary impairment charges on partnership investments and direct private equity investments.

    AIG has recognized the other-than-temporary impairment charges (severity losses) shown above in 2009, 2008 and 2007, respectively. With the adoption of the new other-than-temporary impairments accounting standard on April 1, 2009, such severity loss charges subsequent to that date exclusively related to equity securities and other invested assets. In all prior periods, such charges primarily related to mortgage-backed, asset-backed and collateralized securities, corporate debt securities of financial institutions and other equity securities. Notwithstanding AIG's intent and ability to hold such securities until they had recovered their cost or amortized cost basis, and despite structures that indicated, at the time, that a substantial amount of the securities should have continued to perform in accordance with original terms, AIG concluded, at the time, that it could not reasonably assert that the impairment would be temporary.

    Determinations of other-than-temporary impairments are based on fundamental credit analyses of individual securities without regard to rating agency ratings. Based on this analysis, AIG expects to receive cash flows sufficient to cover the amortized cost of all below investment grade securities for which credit losses were not recognized.

    Pricing of CMBS had been adversely affected by concerns that underlying mortgage defaults will increase. As a result, in the first quarter of 2009 prior to adopting the new other-than-temporary impairments accounting standard,

American International Group, Inc., and Subsidiaries

AIG recognized $21 million of other-than-temporary impairment severity charges on CMBS valued at a severe discount to cost, despite the absence of any meaningful deterioration in performance of the underlying credits, because AIG concluded that it could not reasonably assert that the impairment period was temporary.

    In addition to the above severity losses, AIG recorded other-than-temporary impairment charges in 2009 and 2008 related to:

  •
  securities for which AIG has changed its intent to hold or sell;

  •
  declines due to foreign exchange rates;

  •
  issuer-specific credit events;

  •
  certain structured securities; and

  •
  other impairments, including equity securities, partnership investments and private equity investments.

    AIG recognized $958 million, $10.8 billion and $825 million in other-than-temporary impairment charges in 2009, 2008, and 2007, respectively, due to changes in intent.

    With respect to the issuer-specific credit events shown above, no other-than-temporary impairment charge with respect to any one single credit was significant to AIG's consolidated financial condition or results of operations, and no individual other-than-temporary impairment charge exceeded 0.1 percent, 1.0 percent and 0.2 percent of Total equity in 2009, 2008 and 2007, respectively.

    AIG holds approximately $500 million of affordable housing tax credits as of December 31, 2009, which are carried at fair value. AIG will continue to evaluate its ability to market such credits and their appropriate fair value.

    In periods subsequent to the recognition of an other-than-temporary impairment charge for available for sale fixed maturity securities that is not foreign exchange related, AIG generally prospectively accretes into earnings the difference between the new amortized cost and the expected undiscounted recovery value over the remaining expected holding period of the security. The amounts of accretion recognized in earnings for 2009 and 2008 were $735 million and $634 million, respectively. Prior to 2008 there were no material amounts of accretion recorded. For a discussion of recent accounting standards affecting fair values and other-than-temporary impairments, see Notes 1 and 6 to the Consolidated Financial Statements.

QuickLinks

  Exhibit 99.2
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations